                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12

                                COUNTY BANK CORP
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ______________________________________________________________________

     2)   Aggregate number of securities to which transaction applies:

          ______________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ______________________________________________________________________

     4)   Proposed maximum aggregate value of transaction:

          ______________________________________________________________________

     5)   Total fee paid:

          ______________________________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

          ______________________________________________________________________

     2)   Form, Schedule or Registration Statement No.:

          ______________________________________________________________________

     3)   Filing Party:

          ______________________________________________________________________

     4)   Date Filed:

          ______________________________________________________________________

                                                                PRELIMINARY COPY

                                COUNTY BANK CORP
                            83 WEST NEPESSING STREET
                             LAPEER, MICHIGAN 48446
                                 (810) 664-2977

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A Special Meeting of Stockholders (the "Special Meeting") of County Bank Corp, a Michigan corporation (the "Corporation"), will be held at the __________________, Lapeer, Michigan on ____________, 2005, at _________ __.m.,
local time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

     1. To consider and vote upon a proposal to amend the Corporation's Articles of Incorporation to effect a 1-for-500 reverse stock split, followed immediately by an amendment to the Corporation's Articles of Incorporation to effect a 500-for-1 forward stock split of the Corporation's shares of common stock (collectively, the "Stock Splits"). As a result of the Stock Splits, (a) each stockholder owning fewer than 500 shares of common stock of the Corporation immediately before the Stock Splits will receive $55.00 in cash, without interest, for each share of common stock of the Corporation owned by the stockholder immediately prior to the Stock Splits and will no longer be a stockholder of the Corporation; and (b) each stockholder owning 500 or more shares of common stock of the Corporation immediately prior to the effective time of the Stock Splits will continue to hold the same number of shares after the Stock Splits and will not receive any cash. The proposed amendments to the Corporation's Articles of Incorporation are attached as Exhibits B and C to the accompanying Proxy Statement; and

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only those stockholders of record at the close of business on ________________, 2005 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

     TO ASSURE THAT A QUORUM IS PRESENT AT THE SPECIAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING. A SELF-ADDRESSED, POSTAGE-PAID RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

     The sections of the Proxy Statement entitled "Summary Term Sheet" and "Questions and Answers" contain what we believe are helpful descriptions of the most important terms and conditions of the Stock Splits. We encourage you to read those sections and the other parts of the Proxy Statement, including attached exhibits and information and documents incorporated by reference.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Corporation's Board of Directors carefully considered the terms of the proposed Stock Splits, has determined that the Stock Splits are fair to, and in the best interests of, the Corporation and its stockholders, and unanimously recommends that you vote "FOR" the proposed Stock Splits.

                                        By Order of the Board of Directors


                                        ----------------------------------------
                                        Curt Carter
                                        President

_______________, 2005

                                TABLE OF CONTENTS

GENERAL INFORMATION........................................................    1
IMPORTANT NOTICES..........................................................    2
SUMMARY TERM SHEET.........................................................    2
   INFORMATION ABOUT THE STOCK SPLITS......................................    2
   PURPOSE OF AND REASONS FOR THE STOCK SPLITS.............................    3
   FAIRNESS OF THE STOCK SPLITS............................................    5
   ADVANTAGES OF THE STOCK SPLITS..........................................    5
   DISADVANTAGES OF THE STOCK SPLITS.......................................    6
   VOTING INFORMATION......................................................    7
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................    7
   UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS.......................    7
   TERMINATION OF STOCK SPLITS.............................................    8
   ESCHEAT LAWS............................................................    8
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS.....................    9
QUESTIONS AND ANSWERS......................................................   10
   WHEN AND WHERE IS THE SPECIAL MEETING?..................................   10
   HOW MANY VOTES DO I HAVE?...............................................   10
   HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?.........................   10
   CAN I CHANGE MY VOTE?...................................................   10
   WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?..................   10
   WHY SHOULD I VOTE TO APPROVE THE STOCK SPLITS?..........................   10
   HOW WILL THE STOCK SPLITS AFFECT THE DAY-TO-DAY OPERATIONS?.............   11
   HOW WAS THE CASH PRICE FOR SHARES DETERMINED?...........................   11
   MAY I OBTAIN A COPY OF AUSTIN ASSOCIATES, LLC'S VALUATION REPORT?.......   11
   WHEN WILL THE STOCK SPLITS BE COMPLETED?................................   11
   WHAT HAPPENS TO ME IF I OWN 500 OR MORE SHARES?.........................   12
   IF I AM CASHED OUT, WILL I RECEIVE ANY DIVIDENDS?.......................   12
   SHOULD I SEND IN MY CERTIFICATES NOW?...................................   12
   WHO CAN HELP ANSWER MY QUESTIONS?.......................................   12
   WHAT DO I NEED TO DO NOW?...............................................   12
SPECIAL FACTORS............................................................   13
   PURPOSE OF AND REASONS FOR THE STOCK SPLITS.............................   13
   EFFECTS OF THE STOCK SPLITS.............................................   15
   FINANCING, SOURCES OF FUNDS AND EXPENSES................................   20
   ALTERNATIVES TO THE STOCK SPLITS........................................   20
   FAIRNESS OF THE STOCK SPLITS............................................   21
   DISADVANTAGES OF THE STOCK SPLITS.......................................   27
   CONCLUSION..............................................................   29
STOCK SPLITS PROPOSAL......................................................   30
   BACKGROUND OF THE STOCK SPLITS..........................................   30
   SUMMARY AND STRUCTURE...................................................   35
   RECOMMENDATION OF THE BOARD.............................................   37
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES................................   37
   UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS.......................   39
   SHARE CERTIFICATES......................................................   39

   TERMINATION OF STOCK SPLITS.............................................   40
   ESCHEAT LAWS............................................................   40
   REGULATORY APPROVALS....................................................   41
OPINION OF AUSTIN ASSOCIATES, LLC..........................................   42
MEETING AND VOTING INFORMATION.............................................   50
   TIME AND PLACE..........................................................   50
   REVOKING YOUR PROXY.....................................................   50
   RECORD DATE.............................................................   50
   QUORUM AND REQUIRED VOTE................................................   50
   SOLICITATION AND COSTS..................................................   51
INFORMATION ABOUT THE CORPORATION..........................................   52
   BUSINESS OF THE CORPORATION.............................................   52
   DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS..................   52
   CERTAIN TRANSACTIONS....................................................   54
   MARKET PRICE AND DIVIDEND INFORMATION...................................   54
   SHARE REPURCHASE INFORMATION............................................   55
FINANCIAL INFORMATION......................................................   56
   SUMMARY HISTORICAL FINANCIAL INFORMATION................................   56
   PRO FORMA FINANCIAL INFORMATION.........................................   57
AVAILABLE INFORMATION......................................................   62
PROPOSALS OF STOCKHOLDERS..................................................   62
OTHER MATTERS..............................................................   62
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   62

EXHIBIT A - FAIRNESS OPINION OF AUSTIN ASSOCIATES, LLC

EXHIBIT B - PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF
            INCORPORATION OF COUNTY BANK CORP TO EFFECT REVERSE STOCK SPLIT

EXHIBIT C - PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO ARTICLES OF
            INCORPORATION OF COUNTY BANK CORP TO EFFECT FORWARD STOCK SPLIT


EXHIBIT D-1 - GUIDELINE TRANSACTIONS - COMPARABLE BANKS FOR MINORITY SHARE
              TRANSACTIONS



EXHIBIT D-2 - GUIDELINE TRANSACTIONS - COMPARABLE BANKS FOR SALE OF CONTROL
              TRANSACTIONS

                                COUNTY BANK CORP
                            83 WEST NEPESSING STREET
                             LAPEER, MICHIGAN 48446
                                 (810) 664-2977

                                 PROXY STATEMENT

                               GENERAL INFORMATION

          This Proxy Statement provides information about a proposal to amend the Articles of Incorporation, as amended (the "Articles"), of County Bank Corp (the "Corporation", "we" or "us") to effect a 1-for-500 reverse stock split, followed immediately by a 500-for-1 forward stock split (collectively, the "Stock Splits") of the shares of common stock of the Corporation, $5.00 par value per share (the "shares"). If the Stock Splits are completed:

     - Each share held by a stockholder owning fewer than 500 shares immediately before the Stock Splits will be cancelled and extinguished in exchange for $55.00 in cash, without interest; and

     - Each share held by a stockholder owning 500 or more shares immediately before the Stock Splits will continue to represent one share after the Stock Splits.

          The proposed amendments to our Articles to accomplish the Stock Splits are attached as Exhibits B and C to this Proxy Statement. The Board of Directors has scheduled a Special Meeting of Stockholders of the Corporation (the "Special Meeting") to vote upon the Stock Splits. The Special Meeting will be held at the __________________, Lapeer, Michigan on ____________, 2005, at _________ __.m.,
local time.

          We cannot complete the Stock Splits unless the holders of at least 559,158 shares, which is a majority of the outstanding shares, approve the Stock Splits. The executive officers and directors of the Corporation have indicated they will vote in favor of the Stock Splits. Collectively, they own 173,527 or approximately 15.5% of the shares outstanding on _____________, 2005 (the "Record Date").

          We urge you to read this Proxy Statement carefully and in its entirety, including the attached exhibits. This Proxy Statement is first being mailed to the Corporation's stockholders on or about ___________, 2005.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION.

                                IMPORTANT NOTICES

          The Corporation's common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          We have not authorized any person to give any information or to make any representations other than the information and statements included in this Proxy Statement. You should not rely on any other information. The information contained in this Proxy Statement is correct only as of the date of this Proxy Statement, regardless of the date it is delivered or when shares are converted. By accepting receipt of this Proxy Statement, you agree not to permit any reproduction or distribution of its contents in whole or in part.

          We will update this Proxy Statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

          You should not construe the contents of this Proxy Statement or any communication from the Corporation, whether written or oral, as legal, tax, accounting or other expert advice. You should consult with your own counsel, accountant or other professional advisor, as appropriate.

                               SUMMARY TERM SHEET

          The following is a summary of the material terms of the Stock Splits. Although this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of the terms and conditions. We urge you to carefully review this Proxy Statement, the attached exhibits and the information and documents incorporated by reference in their entirety before voting.

INFORMATION ABOUT THE STOCK SPLITS

          The Stock Splits will consist of the following steps:

     - A 1-for-500 reverse stock split of the shares will occur on the date that the Michigan Department of Labor and Economic Growth accepts for filing certificates of amendment to our Articles (the "Effective Date"). As a result of the first amendment (attached as Exhibit B):

          - Each holder of less than 500 shares immediately before the reverse stock split will receive $55.00 in cash, without interest, for each share held immediately before the reverse stock split and will no longer be a stockholder of the Corporation; and

          - Each holder of 500 or more shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split. Fractional shares held by holders of 500 or more shares on the Effective Date will not be purchased by the Corporation and these holders will not be entitled to receive any cash payment from the Corporation.

     - Immediately after the reverse stock split is complete, the second amendment (attached as Exhibit C) will effect a 500-for-1 forward stock split. This amendment has the effect of returning holders of 500 or more shares to the number they held before the Stock Splits.

     - If you are a record holder of less than 500 shares and you do not want to be cashed out in the Stock Splits, you may remain a stockholder of the Corporation by purchasing a sufficient number of shares, to the extent available, in advance of the Stock Splits so that you hold 500 or more shares on the Effective Date. On the other hand, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of shares in advance of the Stock Splits so that you hold less than 500 shares on the Effective Date.

     - If your shares are held in "street name" through a broker or bank or other nominee (a "broker"), the effect of the Stock Splits on your shares may be different than for record holders. You should contact your broker (1) to determine whether or not your shares are eligible to be cashed out in the Stock Splits and (2) to instruct the broker as to how you would like to proceed. If a broker is the record holder of 500 or more shares on the Effective Date, the shares held by the broker will not be cashed out in the Stock Splits.

     - If you hold less than 500 shares in "street name" and you want to ensure that you will be cashed out in the Stock Splits, you may transfer your shares out of "street name" and into a record account with the Corporation far enough in advance so that the transfer is complete by the Effective Date.

     - Regardless of whether your shares are held in "street name" or in a record account, you will not be cashed out in the Stock Splits if you own 500 or more shares in at least one account on the Effective Date.

          Please see the sections of this Proxy Statement entitled "Special Factors - Effects of the Stock Splits" and "Stock Splits Proposal - Summary and Structure" for more information on the structure of the Stock Splits.

PURPOSE OF AND REASONS FOR THE STOCK SPLITS

     - The Stock Splits are intended to reduce the number of record holders of our shares below 300 and enable us to terminate the registration of our shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We intend to file a Form 15 with the Securities and Exchange Commission (the "SEC") to apply to terminate the registration of our shares as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, our obligation to file reports under the Exchange Act will be terminated. In addition, upon deregistration, our obligation to comply with the requirements of the proxy rules under
          Section 14 of the Exchange Act will be terminated. We will not be required to report to the SEC in the future unless we subsequently file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise meet the criteria for filing periodic reports under the Exchange Act (for example, companies are generally required to file periodic reports with the SEC if they have more than $10 million in assets and more than 500 record holders of their securities). However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve and the Michigan Department of Labor and Economic Growth, Office of Financial and Insurance Services, as applicable to bank holding companies and Michigan chartered, Federal Reserve member banks.

     - After the Stock Splits, we will remain subject to the general anti-fraud provisions of federal and applicable state securities laws and federal and state banking laws applicable to the Corporation and Lapeer County Bank & Trust Co. (the "Bank"). The Stock Splits will have no affect on the inspections, examinations and supervision by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (FDIC) and the Michigan Department of Labor and Economic Growth, Office of Financial and Insurance Services.

     - We estimate annual cost savings of approximately $61,000 per fiscal year as a result of the deregistration of our shares and the related termination of periodic reporting requirements, including requirements under the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and decreased transfer agent expenses from no longer being required to service stockholders with small positions in the Corporation.

     - We expect to realize non-recurring savings in the 2006 fiscal year of at least $75,000 in fees and expenses to implement procedures to comply with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act. Section 404 requires companies to perform an audit of internal controls and requires each annual report of a public company to include a report by management on the company's internal control over financial reporting. Section 404 also requires a company's auditor to attest to, and report on, management's assessment of the effectiveness of the company's internal control over financial reporting. Compliance with Section 404 requires large commitments of time and effort for both public company management and public company auditors.

     - The federal securities laws, including the Sarbanes-Oxley Act, require compliance activities that represent a significant administrative burden to companies with smaller size and market capitalization. The Stock Splits will dramatically reduce this burden as management will no longer be required to prepare and review filings with the SEC. Instead, management can focus its time and attention on revenue-enhancing activities.

     - The Stock Splits constitute the most expeditious, efficient, cost-effective and fair method to convert the Corporation from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the Board.

          Please see the sections of this Proxy Statement entitled "Special Factors - Purpose of and Reasons for the Stock Splits" and "Special Factors - Effects of the Stock Splits" for more information on the principal reasons for the Stock Splits.

FAIRNESS OF THE STOCK SPLITS

     - The Board believes that the Stock Splits are in the Corporation's best interests and are both substantively and procedurally fair to unaffiliated holders whose shares will be cashed out in the Stock Splits ("Cashed Out Holders") and unaffiliated holders who will remain stockholders after the Stock Splits ("Continuing Holders"). The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.

     - The Board has set $55.00 per share (the "Cash Out Price") as the cash consideration to be paid by the Corporation to holders of less than 500 shares instead of issuing such holders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board made this determination in good faith and received a fairness opinion (the "Fairness Opinion") prepared by Austin Associates, LLC, an independent financial advisor. The full text of the Fairness Opinion, dated September 7, 2005, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at the Corporation's principal executive offices located at 83 West Nepessing Street, Lapeer, Michigan 48446.

     - The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, as of September 7, 2005, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. We urge you to read the Fairness Opinion in its entirety.

     - Austin Associates, LLC provided the Fairness Opinion to the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

          Please see the sections of this Proxy Statement entitled "Special Factors - Fairness of the Stock Splits," "Opinion of Austin Associates, LLC," "Stock Splits Proposal - Background of the Stock Splits" and "Stock Splits Proposal - Recommendation of the Board" for more information regarding the fairness of the Stock Splits.

ADVANTAGES OF THE STOCK SPLITS

     - By completing the Stock Splits, deregistering our shares and eliminating our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $61,000. In addition, we expect to realize non-recurring savings of at least $75,000 in consulting fees and expenses to implement procedures to comply with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will also eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act.

     - The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

     - Affiliated stockholders will not be treated differently than unaffiliated stockholders in the Stock Splits. The sole determining factor as to whether a stockholder will remain a stockholder of the Corporation after the Stock Splits is the number of shares held immediately prior to the Stock Splits.

     - The Stock Splits will have a minimal effect on the relative voting power of Continuing Holders. An estimated 52,776 shares will be eliminated in connection with the Stock Splits, which is only 4.7% of the Corporation's outstanding shares. As a result, each Continuing Holder's ownership percentage will increase by approximately 5.0%. The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 15.5% of the outstanding shares of the Corporation and will beneficially own approximately 16.3% of the outstanding shares following the Stock Splits.

     - The Stock Splits will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we have approximately 330 stockholders of record that held fewer than 500 shares. These stockholders hold approximately 52,776, or 4.7%, of our outstanding shares, but represent approximately 59.7% of our total number of record holders. Accordingly, a disproportionate amount of our expenses relating to the administration of stockholder accounts is attributable to stockholders holding less than 4.7% of our issued and outstanding shares.

          Please see the section of the Proxy Statement entitled "Special Factors - Fairness of the Stock Splits" for a more detailed discussion of the advantages of the Stock Splits.

DISADVANTAGES OF THE STOCK SPLITS

     - Upon deregistration of our shares, we will no longer have a duty to file periodic reports with the SEC. Please see the section of the Proxy Statement entitled "Special Factors - Effects of the Stock Splits - Effects on the Corporation" for a description of the events that would cause us to become a public reporting company following the Stock Splits. Information regarding our operations and financial results that is currently available to the general public and our investors through our filings with the SEC will not be as readily available after deregistration. Investors seeking information about us will have to use other sources of information and may have to contact us directly to receive such information. The Corporation's business activities are conducted primarily through the Bank, which is required to file quarterly financial reports with the FDIC. These reports are available electronically at the FDIC's Internet website (www.fdic.gov). After the Stock Splits, the Corporation also must continue to file quarterly information with the Board of Governors of the Federal Reserve System and the Corporation and the Bank will remain subject to supervision and examination by state and federal regulatory agencies.

     - Following the Stock Splits, Cashed Out Holders will no longer hold a financial interest in the Corporation and will not participate in the potential appreciation in the value of, or the payment of dividends on, the Corporation's shares.

     - After deregistration of our shares, the Corporation will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, which was enacted in 2002 in order to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud. Among other things, the Sarbanes-Oxley Act requires our chief executive officer and chief financial officer to certify as to the accuracy of the financial statements contained in our Exchange Act filings. Our chief executive officer and chief financial officer will no longer be required to make these certifications after the deregistration of our shares. The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.

          Please see the section of the Proxy Statement entitled "Special Factors - Disadvantages of the Stock Splits" for a more detailed discussion of the disadvantages of the Stock Splits.

VOTING INFORMATION

     - The Stock Splits require the approval of a majority of the outstanding shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were 1,118,315 shares outstanding and entitled to vote at the Special Meeting, of which 559,158 are required to approve the Stock Splits. The executive officers and directors of the Corporation have indicated that they will vote in favor of the Stock Splits. Collectively, they own 173,527 shares, or approximately 15.5% of the shares outstanding and entitled to vote at the Special Meeting. Please see the section of the Proxy Statement entitled "Meeting and Voting Information" for more information.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     - The Corporation will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

     - Continuing Holders will not recognize any gain or loss for federal income tax purposes as a result of the Stock Splits. Cashed Out Holders will generally recognize a capital gain or loss for federal income tax purposes equal to the difference between the Cash Out Price and the stockholder's per share tax basis in the shares that are exchanged for cash. The specific tax consequences of the Stock Splits to you will depend on the facts of your own situation. You should consult your tax advisor to determine the effects of the Stock Splits to you.

          Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences" for more information on the tax consequences of the Stock Splits.

UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS

     - Stockholders of the Corporation do not have the right to demand the appraised value of their shares or any other dissenters' rights under Michigan law or the Corporation's Articles or Bylaws, whether or not they vote in favor of the Stock Splits.

          Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Unavailability of Appraisal or Dissenters' Rights" for more information.

TERMINATION OF STOCK SPLITS

     - The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any stockholder vote if it believes that such withdrawal is in the Corporation's best interests. Although the Board presently believes that the Stock Splits are in the Corporation's best interests and has recommended a vote for the Stock Splits, circumstances could change prior to the Effective Date that may render the Stock Splits inappropriate or undesirable. Among other things, the Board may withdraw the Stock Splits from the agenda if there is: (1) any change in the nature of the Corporation's shareholdings that would prevent us from reducing the number of record holders below 300 as a result of the Stock Splits; (2) any change in the number of our record holders that would allow the Corporation to deregister its shares without effecting the Stock Splits; (3) any change in the number of the shares to be exchanged for cash in the Stock Splits that would substantially increase the cost and expense of the Stock Splits (as compared to what is currently anticipated) or (4) any adverse change in our financial condition that would render the Stock Splits inadvisable.

          Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Termination of Stock Splits" for more information.

ESCHEAT LAWS

     - All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned property.

          Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Escheat Laws" for more information.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

          When used in this Proxy Statement the words or phrases "believes," "anticipates," "expects," "intends," "estimates," "projects," "targeted," "will likely result," "are expected to," "will continue," or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from results presently anticipated or projected. The Corporation cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Corporation advises readers that the Corporation's actual results may differ materially from any opinions or statements expressed with respect to future periods contained in this Proxy Statement or in our other filings with the SEC. To the extent that there is any material change in the information contained in this Proxy Statement, the Corporation will promptly disclose the change as required by applicable SEC rules and regulations. Please see the section of this Proxy Statement entitled "Available Information." Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1) changes in economic conditions, both nationally and in our primary market area;

(2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

                              QUESTIONS AND ANSWERS

          The following questions and answers are intended to briefly address commonly asked questions regarding the Special Meeting and the Stock Splits. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this Proxy Statement, the exhibits to this Proxy Statement, and the information and documents referred to or incorporated by reference in this Proxy Statement.

WHEN AND WHERE IS THE SPECIAL MEETING?

          The Special Meeting will be held at the __________________, Lapeer, Michigan on ____________, 2005, at _________ __.m., local time.

HOW MANY VOTES DO I HAVE?

          You will have one vote for each share that you own on the Record Date.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

          As of the Record Date, 1,118,315 shares were issued and outstanding and held of record by approximately 553 stockholders.

CAN I CHANGE MY VOTE?

          Yes, you may revoke your proxy by either (i) submitting a new proxy with a later date or a written revocation so long as the new proxy or written revocation is received by the Corporation before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

          Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

WHY SHOULD I VOTE TO APPROVE THE STOCK SPLITS?

          The Board believes that the Stock Splits are in the best interests of all of the Corporation's stockholders. The Stock Splits will reduce the number of record holders of our shares to below 300 persons, which will allow us to terminate the registration of the shares under the Exchange Act. The Board believes that the monetary expense and the burden to management incident to continued compliance with the Exchange Act significantly outweigh any material benefits derived from continued registration of the shares.

          The Stock Splits will also serve as a source of liquidity for those stockholders who receive cash for their shares. The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.

HOW WILL THE STOCK SPLITS AFFECT THE DAY-TO-DAY OPERATIONS?

          The Stock Splits will have very little effect on the Corporation's and the Bank's business and operations. Except with respect to the amendments to the Corporation's Articles to provide for the Stock Splits, the charter documents of the Corporation will remain in effect. No changes to the charter documents of the Bank are proposed in connection with the Stock Splits. After the Stock Splits are completed, the officers and directors of the Corporation and the Bank will continue to hold the positions they currently hold, and the Corporation and the Bank will continue to be regulated by the same agencies as before the Stock Splits (except that the Corporation will no longer be required to file periodic reports with the SEC).

HOW WAS THE CASH PRICE FOR SHARES DETERMINED?

          The Board retained Austin Associates, LLC, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the Board in determining the Cash Out Price for the shares to be purchased by the Corporation. Austin Associates, LLC delivered a valuation report to the Board valuing the shares at $50.00 per share. The Board considered the independent valuation and other factors and determined that the Cash Out Price should be $55.00 per share. Subsequently, Austin Associates, LLC issued the Fairness Opinion to the Board that the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. A copy of the Fairness Opinion is attached for your review as Exhibit A to this Proxy Statement.

MAY I OBTAIN A COPY OF AUSTIN ASSOCIATES, LLC'S VALUATION REPORT?

          In connection with the Fairness Opinion, Austin Associates, LLC has prepared and delivered to the Corporation a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at the Corporation's principal executive offices located at 83 West Nepessing Street, Lapeer, Michigan 48446, or you may request a copy of the report at your expense upon written request to the following address: County Bank Corp, P.O. Box 250, Lapeer, Michigan 48446.

          The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Corporation, who file electronically with the SEC. The address of that website is http://www.sec.gov. The Corporation has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Schedule 13E-3 and is available for inspection electronically at the SEC's website.

WHEN WILL THE STOCK SPLITS BE COMPLETED?

          We plan to complete the Stock Splits during the fourth quarter of 2005 so that registration of the Corporation's shares can be terminated in the fourth quarter of 2005.

WHAT HAPPENS TO ME IF I OWN 500 OR MORE SHARES?

          If you own 500 or more shares in at least one account on the Effective Date, you will not be cashed out in the Stock Splits. This is true whether your shares are held in "street name" or in a record account.

IF I AM CASHED OUT, WILL I RECEIVE ANY DIVIDENDS?

          Each stockholder will be entitled to receive dividends on his or her shares that are declared prior to the Effective Date of the Stock Splits, even if the dividend is not paid until after the Stock Splits have been completed, provided that the stockholder held the shares on the record date for the dividend. The Board presently intends to declare a dividend on the shares during the fourth quarter of 2005. The Board expects that the record date for this dividend will be prior to the Effective Date of the Stock Splits. Accordingly, if you are stockholder that will be cashed out in the Stock Splits, you will be entitled to receive the dividend so long as you are a stockholder of record on the record date for the dividend.

          Following the Stock Splits, Cashed Out Holders will not receive any other dividends declared by the Board or participate in any appreciation in the value of the Corporation's shares.

SHOULD I SEND IN MY CERTIFICATES NOW?

          No, as soon as practicable after the Stock Splits are completed, all stockholders owning less than 500 shares will receive a transmittal letter providing written instructions for exchanging share certificates for cash. If you will continue as a stockholder after the Stock Splits, you will not receive a transmittal letter or a new stock certificate.

WHO CAN HELP ANSWER MY QUESTIONS?

          If you have any questions about the Special Meeting or any of the items to be considered by the stockholders at the Special Meeting, or if you need additional copies of the enclosed materials or proxy, you should contact Curt Carter, President, Bruce J. Cady, Vice President, Joseph Black, Treasurer, or Laird A. Kellie, Secretary, at (810) 664-2977. Written requests should be delivered to the following address: County Bank Corp, P.O. Box 250, Lapeer, Michigan 48446.

WHAT DO I NEED TO DO NOW?

          Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted "FOR" the proposal to amend the Corporation's Articles to effect the Stock Splits.

          For a more complete description of voting at the Special Meeting, see the section below entitled "Meeting and Voting Information."

                                 SPECIAL FACTORS

PURPOSE OF AND REASONS FOR THE STOCK SPLITS

          The purpose of the reverse stock split is to terminate the Corporation's status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 500 shares, we expect to have fewer than 300 record stockholders, which would allow us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file a form with the SEC to deregister the Corporation's shares. Our common shares are currently quoted on the OTC Bulletin Board(R) (the "OTCBB"). If a market maker will sponsor our shares, our shares may be quoted on the OTCBB or in the Pink Sheets(R), which are centralized quotation services that collect and publish market maker quotes for securities.

          The forward stock split is not necessary for us to reduce the number of holders of our shares and deregister our shares with the SEC. The Board, however, feels it is in the best interest of the Corporation and our stockholders to effect the 500-for-1 forward stock split immediately after the reverse stock split. Without the forward stock split, the shares would have an unusually high per share value, which would tend to further decrease the liquidity of our shares.

REDUCED COSTS AND EXPENSES. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management's substantial time and energy spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and continue to do so.

          When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses in order to comply with the new requirements of the Act. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was not yet known. Our legal and professional costs have increased 138% from an average of $7,300 in 2001 and 2002 to an average of $17,400 in 2003 and 2004. We believe that this increase is due primarily to the costs associated with compliance with the Sarbanes-Oxley Act. We expect these costs to continue to increase in the future, particularly with the pending internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. These requirements will be effective for the Corporation in fiscal year 2007. We expect that our preparations to comply with Section 404 will result in an additional one-time expense of at least $75,000, and that Section 404 compliance will cause significant increases in our annual audit and other expenses going forward. For smaller public companies, such as the Corporation, these costs represent a larger portion of revenues than they do for larger public companies.

          Not all of our reporting costs will be eliminated by deregistration. We will continue to comply with all federal reporting requirements applicable to the Corporation as a bank holding company and to the Bank as a state-chartered Federal Reserve member bank. Also, we currently intend to continue to provide our stockholders with annual audited financial statements and proxy statements, although we are not required to do so. These documents may not be as detailed or extensive as those required of a public reporting company.

          The Board believes that by deregistering our shares and eliminating the Corporation's periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $61,000. These estimated cost savings are described in greater detail below and include fees and expenses that we have historically incurred and additional expenses that we expect to incur, such as fees and expenses relating to compliance with the Sarbanes-Oxley Act and associated regulations.

                         Estimated Annual Cost Savings:

Historical costs:
   Legal fees                           $ 4,000
   Printing, mailing and filing costs     5,400
   Audit fees                            10,500
   Internal compliance costs              4,000
                                        -------
   Total historical costs                23,900

Additional expected annual costs:
   Section 404 audit fees                26,000
   Software costs                         1,700
   New personnel costs                    9,400
                                        -------
   Total additional costs                37,100
                                        -------
Total estimated annual cost savings     $61,000
                                        =======

          These estimated annual cost savings reflect, among other things: (1) a reduction in audit and related fees; (2) a reduction in legal fees related to securities law compliance; (3) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC; (4) the lower printing and mailing costs attributable to the reduction in the number of stockholders and the reduced disclosure requirements; (5) elimination of the need to hire additional personnel for Section 404 compliance purposes; (6) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors' and officers' liability insurance; (7) the audit savings due to the Corporation not being subject to the public company provisions of the Sarbanes-Oxley Act; (8) the savings in the expenses incurred by the Bank, the Corporation's transfer agent (the "Transfer Agent"), that are expected because of the reduction in the number of stockholder accounts to be handled by the Transfer Agent; and (9) a reduction in direct miscellaneous clerical and other expenses.

          In addition to the estimated annual cost savings, completion of the Stock Splits and deregistration of our shares would also result in a significant one-time cost savings of at least $75,000 because we would not incur consulting fees and other expenses relating to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Implementing Section 404 of the Sarbanes-Oxley Act also would require significant expenditures, including fees to third parties for compliance planning, assessment, documentation and testing, as well as a significant investment of time and energy by the management and employees of the Corporation and the Bank.

          The annual and non-recurring cost savings described above are only estimates. The actual savings that we may realize from going private may be higher or lower than these estimates. The estimates are based upon the (1) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (2) allocation to each category of management's estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status, including time expended by management in its SEC oversight capacity. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company because fees for interim services will be eliminated. In addition, the costs associated with retaining legal counsel to assist us in complying with Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

          OPERATIONAL FLEXIBILITY. The Stock Splits (and the subsequent deregistration) also would provide the Corporation with increased operational flexibility. The Board believes that ceasing to be a public reporting company would enable management to focus more on the Corporation's long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.

          CONCLUSION. In light of the foregoing, the Board believes the benefits the Corporation receives from maintaining its status as a public reporting company and maintaining its small stockholder accounts are substantially outweighed by the associated costs and expenses. The Board believes that it is in the Corporation's best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small stockholder accounts.

EFFECTS OF THE STOCK SPLITS

          The primary effect of the Stock Splits will be to reduce the number of record holders of the Corporation's shares from approximately 553 to approximately 223. This reduction would allow us to deregister our shares under the Exchange Act because we would have less than 300 record stockholders. Deregistration would eliminate our duty to file periodic reports with the SEC. The elimination of our reporting obligations under the Exchange Act may further reduce the existing limited trading market for the Corporation's shares. After deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that the Corporation's officers certify as to the accuracy of the Corporation's financial statements. Please see the section of the Proxy Statement entitled "Special Factors - Effects of the Stock Splits - Effects on the Corporation" for a description of the events that would cause us to become a public reporting company following the Stock Splits.

          The Stock Splits also will have an impact on certain persons and groups as described below.

          EFFECTS ON CASHED OUT HOLDERS. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 500 shares immediately before completion of the Stock Splits):

     - Will receive the Cash Out Price per share in a taxable transaction, without paying brokerage commissions or other transaction fees;

     - Will have their shares cancelled, which means that they will no longer be a stockholder of the Corporation and will not be able to participate in the Corporation's future earnings or growth; and

     - Will receive no interest on cash payments owed to them by the Corporation as a result of the Stock Splits.

          For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences."

          It is also important for stockholders to understand how shares that are held in "street name" will be treated for purposes of the Stock Splits. Stockholders who have transferred their shares into a brokerage or custodial account are no longer shown on our stockholder records as the record holder of these shares. The brokerage firms or custodians can hold the shares directly, but more typically deposit all such shares with a single nominee, such as Cede & Co. This is what is meant by "street name."

          The structure of this transaction will focus on the number of shares held by record holders. Thus, beneficial owners of less than 500 shares holding these shares in "street name" will not be required to cash in their shares if the record holder of such shares holds 500 or more shares prior to the Stock Splits. If your shares are held in "street name," you should contact your broker or bank or other nominee ("broker") (1) to determine whether or not your shares are eligible to be cashed out in the Stock Splits, and (2) to instruct your broker as to how you would like to proceed.

          If you hold less than 500 shares and would like to continue to be a stockholder after the Stock Splits (without being cashed out), you may do so by taking one of the following actions far enough in advance of the Effective Date so that the transaction has been completed by the Effective Date:

     - Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account (if you are a record holder), so that you hold at least 500 shares in your record account immediately before the Effective Date. Due to the limited market for the Corporation's shares, there is no assurance that you will be able to purchase enough shares to remain a stockholder of the Corporation.

     - If applicable, consolidate accounts in which you hold an interest so that you hold at least 500 shares in a record account before the Effective Date.

          EFFECTS ON CONTINUING HOLDERS. If the Stock Splits are completed, Continuing Holders (i.e., holders of 500 or more shares immediately before the Stock Splits):

     -    Will hold the same number of shares as they did before the Stock
          Splits;

     -    Will not receive cash for any portion of their shares;

     -    May experience a further reduction in the liquidity of their shares;

     - Will experience an approximate 5.0% increase in their ownership percentages of the Corporation's shares; and

     -    Will have access to less information about the Corporation.

          After deregistration of our shares, the Corporation's shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the OTCBB and the Pink Sheets(R). In order for the Corporation's shares to continue to be quoted on the OTCBB or to be quoted in the Pink Sheets(R), one or more broker-dealers will need to act as a market maker and sponsor our shares. Although we anticipate that a broker-dealer will sponsor our shares on the OTCBB or in the Pink Sheets(R), there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Stock Splits. To date, the Corporation has taken no action with respect to maintenance of the trading of its shares on the OTCBB after the Stock Splits.

          We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, we will no longer be required to file periodic reports with the SEC and we will not be required to comply with the requirements of the SEC's proxy rules. Although there is no requirement that we do so, we currently intend to continue to provide annual audited financial statements and proxy statements to our stockholders. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to stockholders and our financial statements may not be accompanied by management's discussion and analysis. In addition, under Michigan law, our stockholders will have access to certain of our corporate records upon request. It will, however, be more difficult for our stockholders to obtain information about us.

          If you hold 500 or more shares and you would prefer to be completely cashed out in the Stock Splits, you may do so by taking one of the following actions far enough in advance of the Effective Date so that the transaction has been completed by the Effective Date:

     - Sell enough shares in the open market so that you hold less than 500 shares as of the Effective Date. Due to the limited market for the Corporation's shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 500 shares.

     - If you hold shares in "street name," contact your broker to find out how the Stock Splits will affect you. If you hold fewer than 500 shares and your broker determines that you will not be cashed out in the Stock Splits, you can ensure that you will be cashed out by transferring your shares into a record account with the Corporation before the Effective Date.

          SURRENDER OF SHARE CERTIFICATES. With respect to Cashed Out Holders, all share certificates evidencing ownership of shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent the right to receive $55.00 for each share being repurchased in lieu of issuing fractional shares. Cashed Out Holders will receive a transmittal letter from us as soon as practicable after the Stock Splits are completed. The transmittal letter will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the transmittal letter. Do not send your share certificate(s) with your proxy. Please wait until you receive your transmittal letter to surrender your share certificate(s) to the Transfer Agent.

          Continuing Holders will not receive a transmittal letter or a new stock certificate.

          EFFECTS ON THE CORPORATION. We intend to file a Form 15 with the SEC to apply to terminate the registration of our shares as soon as practicable after completion of the Stock Splits. Upon filing the Form 15, our obligation to file reports under the Exchange Act will be immediately suspended. Deregistration of our shares will be effective 90 days after the filing of the Form 15. Upon deregistration of our shares, we will no longer have a duty to file periodic reports with the SEC. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. We will not be required to report to the SEC in the future unless we subsequently file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise meet the criteria for filing periodic reports under the Exchange Act (for example, companies are generally required to file periodic reports with the SEC if they have more than $10 million in assets and more than 500 record holders of their securities). However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Federal Reserve and the Michigan Department of Labor and Economic Growth, Office of Financial and Insurance Services, as applicable to bank holding companies and Michigan chartered, Federal Reserve member banks.

          As a result of the deregistration of our shares, we estimate that we will save approximately $61,000 in annual costs associated with being a public reporting company. Additionally, we anticipate a one time cost savings of at least $75,000 in expenses to comply with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act. Our management and employees also will be able to use the time and energy they currently spend preparing and reviewing SEC filings on other aspects of our operations. These anticipated savings are discussed under the heading "Purpose of and Reasons for the Stock Splits - Reduced Costs and Expenses" above.

          Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of the Bank, to continue as they are presently conducted. The executive officers and directors of the Corporation and the Bank will not change due to the Stock Splits. The Bank's deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies. We expect to realize time and cost savings as a result of terminating our public reporting company status, and we intend to invest those savings in other areas of our business operations. Other than as described in this Proxy Statement, neither the Corporation, the Bank nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of the Corporation's or the Bank's assets; change the composition of the Board or management of the Corporation or the Bank; change materially the Corporation's indebtedness or capitalization; change the Corporation's dividend policy; or otherwise effect any material change in the Corporation's corporate structure or business.

          Currently, we have no plans to issue shares of the Corporation after the Stock Splits, but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the Corporation's best interests. If, in the future, the Board determines that the adoption of a new option plan would be beneficial to the Corporation, it may, in its discretion, adopt such a plan without stockholder approval. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of the Corporation's stockholders at the time. Holders of the Corporation's shares do not currently have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

          After the Stock Splits are completed, we may, from time to time, repurchase the Corporation's shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including the Corporation's financial condition, operating results and available capital at the time.

          EFFECTS ON RIGHTS OF SHARES. The rights associated with the Corporation's shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. Except for Laird A. Kellie, Secretary of the Corporation, all of the directors and executive officers of the Corporation currently hold more than 500 shares and will remain stockholders of the Corporation after the Stock Splits. Please see the section below entitled "Information About the Corporation - Directors and Executive Officers and Principal Holders" for more information.

          EFFECTS ON THE CORPORATION'S EXECUTIVE OFFICERS, DIRECTORS AND AFFILIATES. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any stockholders who own more than ten percent (10%) of the Corporation's shares, will be relieved from complying with the stock ownership reporting requirements and

"short swing profit" trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates also will lose the ability to dispose of their shares pursuant to Rule 144 under the Securities Act.

          We expect that upon the completion of the Stock Splits, our executive officers and directors will own approximately 16.3% of the then outstanding shares of the Corporation, as compared to approximately 15.5% before the Stock Splits. This increase in aggregate ownership is discussed in more detail under the heading "Information About the Corporation - Directors and Executive Officers and Principal Holders."

FINANCING, SOURCE OF FUNDS AND EXPENSES

          It is expected that the entire $2.9 million necessary to pay the Cash Out Price to Cashed Out Holders will come from the working capital of the Corporation.

          In addition to the Cash Out Price described above, the Corporation also will pay all of the expenses related to the going private transaction. We estimate that these expenses will be as follows:

Legal Fees                            $50,000
Accounting Fees                         5,000
Filing Fees                               400
Financial Advisory / Valuation Fees    15,000
Printing and Mailing Costs              5,000
Proxy Solicitor Fees                        0
Other                                   5,000
                                      -------
Total                                 $80,400
                                      =======

ALTERNATIVES TO THE STOCK SPLITS

          In making its determination to proceed with the Stock Splits, the Board considered the potential feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of the Corporation's stockholders or had other features which could possibly add to the expense and the uncertainty of the transaction.

          ISSUER TENDER OFFER. The Board considered the feasibility of an issuer tender offer to repurchase the Corporation's shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough shares would be tendered to sufficiently reduce the number of the Corporation's stockholders. In addition, the rules governing tender offers require equal treatment of all stockholders, including pro rata acceptance of offers from stockholders. These requirements make it difficult to ensure that we would be able to sufficiently reduce the number of stockholders of record to permit us to deregister the

Corporation's shares. Under this alternative, we could incur the expense of repurchasing numerous shares and still be unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.

          ODD-LOT TENDER OFFER. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, shares held by any holder of less than 100 shares. Unlike general tender offers, which require the Corporation to permit all stockholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even if all holders of less than 100 shares participated in the tender, we still could not sufficiently reduce our number of stockholders of record to enable us to deregister. As a result, the Board rejected this alternative.

          TRADITIONAL STOCK REPURCHASE PROGRAM. The Board also considered a plan whereby the Corporation would periodically repurchase the Corporation's shares on the open market at then-current market prices. The Board rejected this type of transaction because repurchasing a sufficient number of shares in this manner likely would take an extended period of time and provide no certainty of success. In addition, the costs of the transaction would not be readily determinable because market prices of the Corporation's shares may fluctuate during the course of the plan.

          CASH-OUT MERGER. The alternative considered by the Board which is most similar to the Stock Splits is a merger with a shell corporation and the reissuance of stock to the stockholders of the newly-formed entity. The share exchange would be such that stockholders owning less than 500 shares prior to the merger would be cashed out, and stockholders owning more than 500 shares would become stockholders of the newly-formed entity. The Board of Directors concluded that the cash-out merger was not a preferable alternative because it required the formation of a new entity and more documentation than the Stock Splits, including a detailed plan of merger, and likely generated more regulatory issues and costs than the Stock Splits.

          MAINTAINING THE STATUS QUO. The Board also considered maintaining the status quo. In that case, we would continue to incur the significant expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of the Corporation and its stockholders and rejected this alternative.

FAIRNESS OF THE STOCK SPLITS

          The Board has determined that the Stock Splits are substantively and procedurally fair to unaffiliated Cashed Out Holders. The Board has also determined that the Stock Splits are substantively and procedurally fair to unaffiliated Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, all of our directors approved the Stock Splits, including all eight non-employee directors and the two directors who are also executive officers of the Corporation. Except for the unanimous vote of the Board to approve the Stock Splits and its recommendation that the Corporation's stockholders approve the Stock Splits, we are not aware of any recommendations by any of our executive officers, directors or affiliates in support of or opposed to the Stock Splits.

          Affiliated and unaffiliated stockholders will be treated equally in the Stock Splits. The only factor affecting whether a stockholder will be cashed out or will remain a stockholder of the Corporation is the number of shares held by the stockholder. Michigan law and the Corporation's Articles require that a majority of the issued and outstanding shares approve the Stock Splits, and the Board did not voluntarily structure the Stock Splits to require the separate approval of the Corporation's unaffiliated stockholders. In determining not to seek such separate approval, the Board was aware that the Corporation's executive officers and directors together own 173,527, or approximately 15.5%, of the shares entitled to vote at the Special Meeting. Our executive officers and directors have indicated that they will vote in favor of the Stock Splits. Because affiliated and unaffiliated stockholders will be treated equally in the Stock Splits, if separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Stock Splits.

          In determining the fairness of the Stock Splits, the Board chose not to form an independent committee of the Board to evaluate the Stock Splits. As mentioned above, only two of the Corporation's 10 directors are employees of the Corporation. One director, Thomas K. Butterfield, is of counsel to a law firm that provides services to the Corporation and the Bank, while another director, Michael Blazo, is the president of a construction company that provides services to the Corporation as a construction manager. No other director has any relationship with the Corporation or the Bank that requires proxy statement disclosure, aside from loans from the Bank made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and who do not involve more than the normal risk of collectibility or present other unfavorable features. Further, although all of the directors own shares, the 500 share threshold was determined without regard to the directors' share ownership. As this was the sole potential conflict of interest and the directors will be treated identically to all other stockholders in the Stock Splits, the Board determined that little or no additional protections would be afforded by an independent committee.

          Curt Carter, acting in his capacity as Chairman of the Board, appointed a special committee of executive officers and directors of the Corporation to assist the Board in evaluating the alternative methods of effecting a going private transaction pursuant to which the Corporation would be able to terminate the registration of its shares under the Exchange Act. Among other things, the special committee considered the advantages and disadvantages of the various alternatives to the Stock Splits and the desirability of a forward stock split immediately following the reverse stock split. The special committee did not make any determination regarding the fairness of the Stock Splits and did not make any other decisions regarding the Stock Splits. The special committee was advisory only and made limited recommendations to the Board regarding the method to effect the going private transactions and considered and made recommendations regarding administrative and ministerial aspects of effecting the going private transaction. Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Background of the Stock Splits" for additional information regarding the special committee and its function.

          Additionally, the Board chose not to retain an unaffiliated representative to act solely on behalf of the stockholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. The Board concluded that the expense of retaining an unaffiliated representative was not justified because it would add no measurable protection to the Corporation's stockholders. The Board considered the fact that affiliated and unaffiliated stockholders will be treated equally in the Stock Splits and that the purpose of the Stock Splits is to reduce the number of the Corporation's stockholders so that the Corporation can elect not to file reports with the SEC. Other than the deliberations of the Board, no "negotiations" regarding the Stock Splits occurred, and the Board decided the method to be used and the split ratio based solely on what it believed would be the most effective and efficient way to reduce the number of stockholders below 300.

          We have not made any provision in connection with the Stock Splits to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Michigan law, subject to certain conditions, stockholders have the right to review our relevant books and records. The Board does not believe that multiple legal or financial advisors are necessary because affiliated and unaffiliated stockholders are treated equally in the Stock Splits.

          The Board determined that the steps discussed above would be costly and would not provide any meaningful additional benefits, and did not feel they were necessary to ensure the procedural fairness of the Stock Splits.

          The Board determined that the Stock Splits are substantively fair to unaffiliated Cashed Out Holders and also determined that the Stock Splits are substantively fair to unaffiliated Continuing Holders. In determining the substantive fairness of the Stock Splits, the Board considered the factors discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect to realize from deregistration and the opportunity for unaffiliated holders of the Corporation's shares to sell their shares without brokerage fees or commissions.

          SIGNIFICANT COST AND TIME SAVINGS. By deregistering the Corporation's shares and eliminating our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $61,000 and non-recurring savings of at least $75,000 in fees and expenses that we would otherwise expect to incur to implement procedures to comply with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act. In addition, we will eliminate the time and effort currently spent by our management to prepare and review the reports we file with the SEC under the Exchange Act and will be able to reallocate this time and effort to other areas of operations. Please see the section above entitled "Special Factors - Purpose of and Reasons for the Stock Splits" for more information about these cost savings. The Board considered the impact of these costs savings and determined that they support the fairness of the Stock Splits to unaffiliated Continuing Holders. These cost savings will benefit unaffiliated Continuing Holders through anticipated increases in return on equity and earnings per share and the potential of increased dividends after the Stock Splits. Because they will no longer be stockholders after the Stock Splits, the Board did not view this factor as relevant to its determination of fairness to the unaffiliated Cashed Out Holders.

          FAIRNESS OPINION AND VALUATION REPORT. The Board considered the Fairness Opinion and valuation report of Austin Associates, LLC in selecting and evaluating the fairness of the Cash Out Price. In the Fairness Opinion, Austin Associates, LLC stated that, in its opinion and based upon and subject to the factors and assumptions set forth therein, as of September 7, 2005, the Cash Out Price is fair, from a financial point of view, to all stockholders of the Corporation, including the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders. The valuation report included a detailed analysis of discounted cash flow value, net asset value, historical market prices and guideline transactions. The Board adopted as part of its analysis, the analyses of Austin Associates, LLC. Please see the heading "Opinion of Austin Associates, LLC" for a description of these analyses. Austin Associates, LLC determined that the fair market value of the consideration to be paid in the going-private transaction was $50.00 per share as of June 30, 2005. The Board determined that, in light of the current and historical market prices of our shares (as described below), $55.00 per share represented fair consideration to the unaffiliated Cashed Out Holders. The Board also determined that $55.00, although fair to unaffiliated Cashed Out Holders, was not so high as to be unfair to the unaffiliated Continuing Holders. The Cash Out Price of $55.00 represents a premium of $5.00 per share (10.0%) over the $50.00 fair market value determined by Austin Associates, LLC.


          CURRENT AND HISTORICAL MARKET PRICES. The Board reviewed both current and historical market prices of the Corporation's shares and considered these prices when determining the fairness of the Cash Out Price. On September 6, 2005 (the date prior to the Board approving the Stock Splits), the closing price of the Corporation's shares was $54.00. During the period from January 1, 2004 to September 6, 2005, the market prices of the Corporation's shares ranged from a low of $52.00 to a high of $78.00. During that period a total of 54,100 shares were traded. Of that total, 35,100 shares traded at or below $55.00 per share, 18,400 shares traded above $55.00 per share but below $60.00 per share, 400 shares traded between $60.00 and $70.00 per share in three transactions, and 200 shares traded above $70.00 per share, which occurred in a single transaction at $78.00 per share. Because the Corporation's shares are traded infrequently and sporadically on the OTCBB, the Board concluded that the few transactions occurring at the high end of the trading price range, including the single transaction involving 200 shares which occurred at $78.00 per share in February 2004, may not be representative of the fair market value of the Corporation's shares. This conclusion is supported by the fact that nearly 65% of the trades during this period were at or below $55.00 per share. Based on the historical prices described above, as well as the $54.00 closing price on September 6, 2005, the Board concluded that a Cash Out Price of $55.00 would be fair to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.



          In making these conclusions, the Board determined that the Cash Out Price of $55.00 is consistent with the historical market prices of the Corporation's shares. Please see the section of this Proxy Statement entitled "Information About the Corporation - Market Price and Dividend Information" for additional information regarding historical market prices. The Cash Out Price of $55.00 is consistent with the historical market prices of the Corporation's shares and represented a premium of $1.00 per share (1.9%) over the September 6, 2005 closing price. The Board determined that a premium over the September 6, 2005 closing price was justified in light of the fact that the Stock Splits are not a voluntary transaction for Cashed Out Holders. At the same time, the Board determined that the premium was not so high as to be unfair to the unaffiliated Continuing Holders. Finally, the Stock Splits provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees.


          PRICES AT WHICH THE CORPORATION HAS PREVIOUSLY REPURCHASED SHARES. During the past three years, the Corporation has repurchased its shares on only one occasion. On April 26, 2004, the Corporation purchased 68,157 shares of the Corporation for $50.35 per share. The

Board did not place undue emphasis on this factor because the repurchase was isolated. However, the Board believes that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Cash Out Price of $55.00 represents a premium of $4.65 per share (9.2%) over the repurchase price.

          NET BOOK VALUE. The Board reviewed the Corporation's net book value per share in determining the fairness of the Cash Out Price. Net book value is based upon the historical cost of a company's assets. The value of items such as a positive business reputation, a trained workforce and established customer accounts are not taken into account in computing net book value. Our book value per share as of June 30, 2005, was $27.57. The Cash Out Price of $55.00 exceeds our book value per share by a large margin (99.5%) and, consequently, the Board believes that the Cash Out Price is fair to unaffiliated Cashed Out Holders in light of our net book value.

          On a pro forma basis at June 30, 2005, our book value per share would decrease from $27.57 to $26.13 per share, or 5.2%, as a result of the Stock Splits, but our earnings (adjusted to reflect the costs of the Stock Splits and without giving effect to the anticipated costs savings) would increase 10 cents per share, or 3.2%, solely from the reduction in the number of shares outstanding after the Stock Splits. The Board expects that the positive effect of cost savings, including anticipated improvement in earnings per share and return on equity, and the potential for increased dividends per share will quickly offset the reduction in book value per share and supports the fairness of the Stock Splits to unaffiliated Continuing Holders.

          LIQUIDATION VALUE. In determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders, the Board did not assign any weight to the Corporation's liquidation value. Most of the Corporation's assets are financial assets, and their liquidation value roughly approximates their book value. If our assets were sold in an orderly liquidation, some loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. The liquidation process would also involve additional legal fees, costs of sale and other expenses.

          GOING CONCERN VALUE. The Board also reviewed the valuation of our shares as a going concern. The value of the Corporation as a going concern takes into consideration, among other things, the Corporation's business reputation, established customer base and trained and experienced employees and management. The Board believes that an indicator of the Corporation's value as a going concern is the value of companies comparable to the Corporation and, as part of its review, the Board considered Austin Associates, LLC's analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading "Opinion of Austin Associates, LLC." The Board reviewed and concurred with Austin Associates, LLC's analysis which reflects that our pricing ratios are consistent with the pricing ratios of the selected peer groups.

          EQUAL TREATMENT OF AFFILIATED AND UNAFFILIATED HOLDERS OF THE CORPORATION'S SHARES. The Stock Splits will not affect stockholders differently on the basis of affiliate status. The Board believed that this factor supports the fairness of the Stock Splits to both unaffiliated

Cashed Out Holders and unaffiliated Continuing Holders because the sole factor in determining whether a stockholder will be a Cashed Out Holder or Continuing Holder is the number of the shares held by the stockholder immediately prior to the Stock Splits. Please see the section below entitled "Stock Splits Proposal - Summary and Structure" for more information.

          MINIMUM EFFECT ON RELATIVE VOTING POWER. The Stock Splits will have a minimal effect on the relative voting power of the Corporation's stockholders. The shares subject to the Stock Splits are the only voting shares of the Corporation and will continue to be the only voting shares after the Stock Splits. The voting and other rights of the Corporation shares will not be affected by the Stock Splits. The only effect of the Stock Splits on the Corporation's voting power will be an approximate 5.0% increase in the individual ownership percentage of each Continuing Holder. The Board believes that this factor supports the fairness of the transaction to the unaffiliated Continuing Holders because they will experience the same percentage increase in their voting power as other Continuing Holders. The Board did not assign any weight to this factor in determining the fairness of the Stock Splits to the unaffiliated Cashed Out Holders.

          NO MATERIAL CHANGE IN OWNERSHIP PERCENTAGE OF EXECUTIVE OFFICERS AND DIRECTORS. Since only approximately 4.7% of the outstanding shares will be eliminated as a result of the Stock Splits, the ownership percentages of the Continuing Holders, including affiliated and unaffiliated stockholders, will increase by approximately 5.0%. The executive officers and directors of the Corporation and the Bank currently beneficially own approximately 15.5% of the outstanding shares, and will beneficially own approximately 16.3% following the Stock Splits. Except for Laird A. Kellie, Secretary of the Corporation, all of the directors and executive officers of the Corporation currently hold more than 500 shares and will remain stockholders of the Corporation after the Stock Splits. Please see the section below entitled "Information About the Corporation
- Directors and Executive Officers and Principal Holders" for more information. The Board believes that this factor supports the fairness of the Stock Splits to unaffiliated Continuing Holders because their voting power will increase by the same percentage as our directors and executive officers. The Board did not view this factor as relevant in determining the fairness of the transaction to unaffiliated Cashed Out Holders.

          REDUCED EXPENSES FROM ADMINISTERING SMALL ACCOUNTS. The Stock Splits will reduce expenses related to administering small stockholder accounts. As of the Record Date, we estimate that we had approximately 330 record stockholders that held fewer than 500 shares. These stockholders hold approximately 52,776, or 4.7%, of our outstanding shares, but represent approximately 59.7% of our total number of record holders. As a result, a disproportionate amount of our expense relating to the administration of stockholder accounts is attributable to stockholders holding less than 4.7% of our issued and outstanding shares. The Board viewed this factor as supporting the determination of fairness to unaffiliated Continuing Holders because they will benefit from these reduced expenses going forward. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.

          EFFECTIVE USE OF EXCESS CAPITAL. The Stock Splits will provide a valuable use of our excess capital. The Board believes that this supports the fairness of the Stock Splits to unaffiliated Continuing Holders because the Stock Splits will enable us to effectively use a portion of our excess capital to reduce the number of our outstanding shares, increasing the value of the Corporation's shares held by unaffiliated Continuing Holders through anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares. The Board did not view this factor as relevant in determining the fairness of the Stock Splits to unaffiliated Cashed Out Holders.

          POTENTIAL ABILITY TO CONTROL DECISION TO REMAIN A HOLDER OF OR LIQUIDATE THE CORPORATION'S SHARES. Another factor considered by the Board in determining the fairness of the Stock Splits to the Corporation's stockholders is that current holders of fewer than 500 shares can remain stockholders of the Corporation by acquiring additional shares so that they own at least 500 shares immediately before the Stock Splits. Conversely, stockholders that own 500 or more shares and desire to liquidate their shares in connection with the Stock Splits (at the price offered) can reduce their holdings to less than 500 shares by selling shares prior to the Stock Splits. The Board did not place undue emphasis on this factor because of the limited trading market for the Corporation's shares. Please see the section above entitled "Special Factors - Effects of the Stock Splits" for more information. The Board believes that this factor supports the fairness of the Stock Splits to both unaffiliated Cashed Out Holders and unaffiliated Continuing Holders because these groups can take steps to control how they are treated in the Stock Splits by purchasing or selling shares, as applicable.

          OTHER FACTORS. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to the Corporation, and were not considered by the Board for this reason.

     - FIRM OFFERS. No firm offers to purchase the Corporation have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase the Corporation and the Board did not seek out any such offers. The Board believes that a sale of the Corporation is not in the best interests of the Corporation or our stockholders, customers, employees or community at this time.

     - PRIOR PUBLIC OFFERINGS. We have not made any underwritten public offering of our shares or any other securities.

     - MERGER, CONSOLIDATION OR OTHER EXTRAORDINARY TRANSACTION. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

     - SECURITIES PURCHASES. There have not been any purchases of our shares that would enable the holder to exercise control of the Corporation.

DISADVANTAGES OF THE STOCK SPLITS

          POSSIBLE DECLINE IN PRICE OF THE CORPORATION'S SHARES. After the completion of the Stock Splits, the liquidity of our shares may be reduced. In addition, the lack of publicly available financial and other information about the Corporation and the diminished opportunity for the Corporation's stockholders to monitor the Corporation's management (due to the reduced availability of public information) may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see the section below entitled "Special Factors - Disadvantages of the Stock Splits - Reduction of Publicly Available Information about the Corporation" for more information.

          REDUCTION OF PUBLICLY AVAILABLE INFORMATION ABOUT THE CORPORATION. After deregistration of the Corporation's shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available, and investors seeking information about us may need to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Board believes that the overall benefits to the Corporation of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about the Corporation. Please see the section above entitled "Special Factors - Effects of the Stock Splits" for more information. The Stock Splits will not affect the right of the Continuing Holders to obtain certain information from the Corporation under Michigan law. For example, under Michigan law, a stockholder has the right to make a written request to inspect certain books and records for any purpose reasonably related to the person's interest as a stockholder.

          THE SARBANES-OXLEY ACT AND OTHER REPORTING AND DISCLOSURE PROVISIONS WILL NO LONGER APPLY TO THE CORPORATION. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, which was enacted in 2002 in order to enhance corporate responsibility, enhance financial disclosures and combat corporate and accounting fraud. Among other things, the Sarbanes-Oxley Act requires our chief executive officer and chief financial officer to certify as to the accuracy of the financial statements contained in our Exchange Act filings. Our chief executive officer and chief financial officer will no longer be required to make these certifications after the deregistration of our shares. The elimination of this requirement and others is arguably disadvantageous to Continuing Holders in light of the purposes of the Sarbanes-Oxley Act.

          THE CORPORATION WILL NO LONGER HAVE THE POTENTIAL BENEFITS TRADITIONALLY ASSOCIATED WITH PUBLIC REPORTING COMPANY STATUS. Another potential disadvantage of the Stock Splits is that we may lose some of the benefits traditionally associated with being a public reporting company, such as ready access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct an offering of the Corporation's shares or other securities, we would have to again become a public reporting company. As a result, the expenses that we are seeking to eliminate would be reinstated. We believe that the cost savings of deregistration outweighs the drawbacks of losing ready access to the capital markets. We have historically had excess capital and have not needed to obtain financing through public offerings. We have not issued any shares or any other securities in a public offering, and we do not presently expect to have a need to do so.

          Another advantage of being a public company is the ability to use company stock, as opposed to cash or other consideration, to complete acquisitions. However, the opportunities for companies our size to acquire other companies using stock are limited and we have not previously completed an acquisition using stock. Given the limited opportunities for such acquisitions, it is uncertain that we would be able to do so in the future.

          CASHED OUT HOLDERS WILL BE REQUIRED TO SURRENDER THEIR SHARES INVOLUNTARILY. A potential disadvantage of the Stock Splits is that Cashed Out Holders will be required to surrender their shares involuntarily in exchange for the Cash Out Price (as determined by the Board) and will not have the right to liquidate their shares at a time and for a price of their choosing.

          CASHED OUT HOLDERS WILL NOT PARTICIPATE IN ANY FUTURE INCREASES IN VALUE OF THE CORPORATION'S SHARES OR RECEIVE DIVIDENDS. Following the Stock Splits, Cashed Out Holders will have no further financial interest in the Corporation. This means that Cashed Out Holders will not participate in the potential appreciation in the value of the Corporation's shares, or receive any dividends on the Corporation's shares.

          TAX CONSEQUENCES. A potential disadvantage to stockholders receiving cash in the Stock Splits includes the tax consequences described in the section below entitled "Stock Splits Proposal - Material Federal Income Tax Consequences."

CONCLUSION

          The Board believes that the factors described above, both favorable and unfavorable, when viewed together, support a conclusion that the Stock Splits are fair to the unaffiliated Cashed Out Holders and the unaffiliated Continuing Holders.

                              STOCK SPLITS PROPOSAL

BACKGROUND OF THE STOCK SPLITS

          The Corporation became an SEC reporting company in 1989 in connection with the reorganization of Lapeer County Bank & Trust Co. (the "Bank") into a single subsidiary of the Corporation. The reorganization was a simple one-bank holding company formation pursuant to which stockholders of the Bank exchanged their shares for shares of the Corporation on a pro rata basis. Prior to the reorganization, the shares of common stock of the Bank had been registered under
Section 12(g) of the Exchange Act. The Corporation, as a successor issuer, registered its shares immediately upon the completion of the reorganization. Neither the Bank nor the Corporation has ever filed a registration statement under the Securities Act. Accordingly, the Corporation presently files reports with the SEC solely as a result of the registration of its shares under Section 12(g) of the Exchange Act and has no separate obligation to file reports under
Section 15(d) of the Exchange Act. The Corporation will, as a result of the Stock Splits, terminate its registration under the Exchange Act and thereafter will have no obligation to file reports with the SEC unless it subsequently files a Securities Act registration statement or otherwise meets the criteria for filing periodic reports under the Exchange Act (for example, companies are generally required to file periodic reports with the SEC if they have more than $10 million in assets and more than 500 record holders of their securities).

          The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased our expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. As the regulations implementing the Sarbanes-Oxley Act were put into place in 2003 and 2004 and the associated compliance costs materialized, our legal and professional fees have increased 138% from an average of $7,300 in 2001 and 2002 to an average of $17,400 in 2003 and 2004. This increase does not include the anticipated additional expense of complying with the internal control audit requirements of Section 404.

          Under the original SEC regulations implementing Section 404 of the Sarbanes-Oxley Act, we would have been required to comply in fiscal year 2006. In anticipation of that effective date, the Board and management began to review and assess the implications of Section 404. The Board reviewed and discussed information and checklists provided by our auditors, legal counsel, and various banking industry groups relative to the Section 404 certification process. During that information-gathering phase, the Board became aware through industry publications that some companies were going private to avoid the substantial costs of Section 404.

          On May 18, 2005, at a meeting with all directors in attendance, the Board discussed generally the possibility of the Corporation engaging in a going private transaction. Curt Carter, our President, had obtained some general information from the Corporation's securities counsel regarding the steps required to engage in a transaction that would permit the Corporation to cease reporting to the SEC. At the conclusion of the meeting, the Board determined to invite Martin D. Werner of Shumaker, Loop & Kendrick, LLP, the Corporation's securities counsel, to attend the Board's planning meeting to be held on June 10, 2005 to discuss the advantages and disadvantages, costs and other issues applicable to a going private transaction. In addition, the

Board asked the Corporation's management to continue to investigate the issues surrounding a going private transaction, including contacting the Corporation's auditors to discuss various audit and accounting issues, including Section 404 compliance. The Board also instructed Mr. Carter to provide the Board with an analysis of our stockholder base to determine the feasibility of becoming a private company.

          At the Board's planning meeting on June 10, 2005, which was attended by all directors, the Board continued to discuss the advantages, disadvantages and various methods of going private. Mr. Werner delivered a lengthy presentation to the Board. Mr. Werner reviewed each of the potential methods that could be utilized to reduce the number of our stockholders below 300, thereby allowing us to deregister our shares with the SEC. The Board thoroughly discussed all aspects of a going private transaction, including the advantages and disadvantages of public and private status. Mr. Carter and Joseph Black, our Treasurer, also reviewed with the Board the estimated future compliance costs and out of pocket expenses associated with remaining an SEC reporting company, including Section 404 compliance costs. Mr. Black reported that our auditor estimated that adding Section 404 attestation procedures to the annual audit process would cause our annual audit costs to increase by approximately $37,100 per year. Our auditor also estimated that we would incur additional expense in excess of $75,000 to engage another public accounting firm to assist us in designing Section 404 controls and procedures, which would need to be implemented in the 2006 fiscal year. Mr. Carter reviewed with the Board some preliminary results of his analysis of share ownership of the Corporation. Mr. Carter had a listing of all stockholders of record of the Corporation, in order from the largest record holder of shares to the smallest record holder of shares. Mr. Carter's preliminary analysis, based solely on his review of the stockholder list, indicated that the Corporation would need to eliminate all stockholders owning less than 500 shares to reduce the total number of record holders to comfortably less than 300. Based on Mr. Carter's preliminary analysis, if all stockholders owning less than 500 shares were eliminated, the Corporation would have approximately 250 stockholders of record. The Board determined that this number was comfortably less than 300 stockholders. At the conclusion of the meeting, the Board asked management to obtain information regarding the costs of a going private transaction for consideration at its next meeting.

          On July 20, 2005, at its regular meeting, which was attended by all directors, the Board further discussed the possibility of going private. The Board also discussed the advantages and disadvantages of being a private company. Mr. Carter presented to the Board information regarding the estimated costs of a going private transaction. Mr. Carter indicated that the legal and financial advisory fees necessary to effect a going private transaction were approximately $65,000. The members of the Board were also informed that the Corporation would incur some accounting fees and other miscellaneous costs in a going private transaction.

          Management recommended that the Corporation go private based on its assessment of the costs to remain a public company versus the likely benefits of remaining a public company. Management presented its preliminary analysis of our stockholder list and the split ratio necessary to sufficiently reduce the number of our stockholders to allow us to deregister. The Board also reviewed the current composition of our stockholders and number of shares issued and outstanding, and analyzed the possible costs associated with a going private transaction. The Board once again carefully considered the consequences of going private to the Corporation, the

Continuing Holders and the Cashed Out Holders, as well as the advantages and disadvantages of the various methods of going private. The Board unanimously decided to proceed with the preliminary steps to engage in a going private transaction, including the retention of Shumaker, Loop & Kendrick, LLP, as legal counsel, and Austin Associates, LLC, as financial adviser.

          Mr. Carter established a special committee to consider the various methods of effecting the going private transaction and to consider other administrative and ministerial issues that may arise in connection with the going private transaction (the "Ad Hoc Committee"). Mr. Carter, acting in his capacity as Chairman of the Board, appointed the members of the Ad Hoc Committee. He appointed himself and directors Thomas Butterfield, Bruce Cady, Timothy Oesch and Charles Schiedegger to the Ad Hoc Committee along with Mr. Black. Other than the recommendation made to the full Board regarding the method of effecting the going private transaction through the use of the Stock Splits, the Ad Hoc Committee made no decisions or recommendations to the full Board regarding the Stock Splits. The Ad Hoc Committee had no specific duties other than to consider and make a recommendation to the full Board as to the methodology to be used to effect the going private transaction. The Ad Hoc Committee had no authority to act for the Board and therefore there was no need to specify any specific limitations on its authority. The Ad Hoc Committee was not responsible for determining the per share price to be paid to stockholders that will be cashed out in the Stock Splits and the Ad Hoc Committee did not make a fairness determination in connection with the Stock Splits. The Board relied on the information and recommendation of the Ad Hoc Committee regarding the best methodology to be used to effect the going private transaction. In this regard, the Board concurred with the Ad Hoc Committee's recommendation to effect the going private transaction through the Stock Splits.

          The Ad Hoc Committee held its only meeting on July 29, 2005. All of the members of the Ad Hoc Committee were present at this meeting. Richard F. Maroney of Austin Associates, LLC ("Austin") and Mr. Werner and Gregory J. Shope of Shumaker, Loop & Kendrick, LLP also attended. Mr. Werner and Mr. Shope reviewed with the Ad Hoc Committee detailed information on the process of going private through a reverse stock split, cash out merger and tender offer. The advantages and disadvantage of each were discussed extensively. Mr. Werner and Mr. Shope indicated to the Ad Hoc Committee that stockholders who are cashed out in either a reverse stock split or cash out merger have no statutorily-mandated appraisal or dissenters' rights under Michigan law. The Ad Hoc Committee also discussed the desirability of a forward split immediately following the reverse split to avoid an unusually high per share value for the Corporation's shares after the completion of the reverse split. Mr. Maroney then presented to the Ad Hoc Committee the process for determining the price to be paid to stockholders of the Corporation who would be cashed out in the going private transaction. As Mr. Maroney explained, Austin first would determine the fair market value of the Corporation's shares through the use of several valuation approaches, including the discounted cash flow value, the net asset value, market comparable values and market price. Mr. Maroney would then present Austin's analysis regarding the fair market value of the Corporation's shares to the Board and provide the Board with a range of prices that Austin would deem to be fair to Cashed Out Holders and Continuing Holders. The Board would then review and consider the information provided by Austin and select a cash out price within the specified range.

          At its July 29, 2005 meeting, the Ad Hoc Committee inquired of counsel as to the effect of the Stock Splits and the going private transaction on the trading and liquidity of the Corporation's shares. Mr. Werner indicated that the Corporation's shares would continue to qualify for trading on the OTCBB provided that the Corporation continues to make timely quarterly filings with the Federal Reserve Bank of Chicago and provides a copy of such filings to the NASD under NASD Rule 6530. In addition, the shares of the Corporation's common stock would be eligible for trading on the Pink Sheets(R). The Ad Hoc Committee took no action and did not make any recommendations to the full Board regarding the trading and liquidity of the Corporation's shares.

          The Ad Hoc Committee, after consideration and deliberation, determined to recommend to the Board that the Corporation proceed with a reverse stock split, followed by a forward split, to effect a going private transaction. The Ad Hoc Committee asked Mr. Carter to analyze the Corporation's stockholder list to determine the effects of various split ratios and to recommend to the Board a split ratio that would balance the Board's goals of reducing the number of stockholders to a level comfortably below the 300 stockholder threshold, while minimizing the number of stockholders to be cashed out.

          After the July 29, 2005 meeting, Mr. Carter performed a detailed analysis of the Corporation's stockholder list. Mr. Carter reviewed a listing of stockholders of record of the Corporation, in order from the largest record holder of shares to the smallest record holder of shares. Mr. Carter's analysis, based solely on his review of the stockholder list, indicated that the Corporation would need to eliminate all stockholders owning less than 500 shares to reduce the total number of record holders to comfortably less than 300. Based on Mr. Carter's analysis, if all stockholders owning less than 500 shares were eliminated, the Corporation would have approximately 250 stockholders of record. The Board determined that this number was comfortably less than 300 stockholders.

          At a Board meeting on September 7, 2005, which was attended by all directors, the Ad Hoc Committee recommended to the Board that the Corporation proceed with a going private transaction effected through a reverse stock split followed immediately thereafter by a forward stock split of equal proportion. Mr. Maroney and Mr. Werner also participated in the meeting. The Board considered whether certain procedures should be implemented to help assure fairness to unaffiliated stockholders, such as granting unaffiliated stockholders access to our corporate files or permitting unaffiliated stockholders to obtain counsel or appraisal services at our expense. The Board noted that affiliate status was not a factor in determining whether or not a stockholder would be cashed out in the Stock Splits. Rather, the only factor was the number of shares held. The Board determined that these special procedures would provide little or no added benefit to our unaffiliated stockholders and did not justify the potentially substantial additional expense.

          Mr. Maroney discussed with the Board Austin's valuation analysis with respect to the Corporation's shares. He presented the Board with information regarding the trading history of the Corporation's shares, including volume and prices, and a review of the market performance and trading history of companies comparable to the Corporation. Mr. Maroney stated that the current trading price of the Corporation's shares as a multiple of earnings and as a percent of book value per share was at or above the level of our peers. The Board discussed the pros and cons of paying various premiums above the current trading price. After presenting the relevant financial information, Austin advised the Board that, in its opinion, the fair market value of the shares was $50.00 per share. The information presented to the Board by Austin regarding its financial analysis is described more fully under the heading "Opinion of Austin Associates, LLC."

          Mr. Carter then presented to the Board the results of his analysis of the stockholder list. Mr. Carter informed the Board that based on his analysis a reverse split of 1-for-500 would reduce the number of our record holders to approximately 250. The Board, based on Mr. Carter's analysis and presentation, determined the proper reverse stock split ratio to be 1-for- 500 and decided to proceed on that basis.


          Finally, the Board reviewed analyses prepared by management regarding the anticipated financial impact of the Stock Splits and held further discussions with Mr. Maroney and management. Management's analyses included a determination of the number of shares to be cashed out, an assessment of the immediate capital impact and the Corporation's ability to fund the Stock Splits and a determination regarding the impact of the Stock Splits (based on the possible cash out prices to be paid in connection with the Stock Splits) on return on equity, earnings per share and book value per share. Management concluded that the immediate impact of the Stock Splits would be to reduce capital by $2.9 million which would leave consolidated capital ratios well in excess of the well-capitalized regulatory guidelines for capital adequacy. The Stock Splits would have a positive impact on return on equity and earnings per share. Book value per share would be diluted. Austin quantified these effects on a pro forma basis showing a positive impact on return on average equity of approximately 92 basis points, a positive impact on earnings per share of approximately 4.4% and dilution to book value per share of approximately 4.6%. Austin quantified the impact on capital ratios of the Corporation resulting in a pro forma leverage ratio of 10.32% and total risk based capital ratio of 16.06%, in each case well in excess of the 5% and 10% ratios, respectively, required of the Corporation to be considered "well capitalized" under applicable regulatory capital guidelines. As part of this review, the Board considered the projected total number of shares to be exchanged for cash in the Stock Splits and the resulting impact on our financial condition.



          The Board then discussed the fairness of the price to be paid to Cashed Out Holders in light of, among other factors, the historical trading price of the Corporation's shares, our going concern value, liquidation value and net book value, and the impact of the Stock Splits on the relative voting power of the Corporation's stockholders. The Board determined that the $55.00 per share price was at the high end of the range of $50.00 to $55.00 indicated in Austin's report of the fair range of prices to be paid to Cashed Out Holders and concluded that $55.00 is a fair price to unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. In determining the premium to be paid for the fractional shares, the Board focused, in particular, on the current trading price for the shares and the fact that the Stock Splits are not a voluntary transaction for Cashed Out Holders. The $55.00 per share Cash Out Price represents a 1.9% premium over the September 6, 2005 closing price of $54.00. The Board concluded that a premium over the September 6, 2005 closing price was justified because Cashed Out Holders would lose the right to liquidate their shares at a time and for a price of their choosing. At the same time, the Board considered that the Stock Splits provide unaffiliated Cashed Out Holders with an opportunity to liquidate their shares without paying brokerage commissions or other transaction fees. Balancing these considerations, the Board determined that the 1.9% premium was fair to Cashed Out Holders but not so high as to be unfair to the unaffiliated Continuing Holders. The matters considered at this Board meeting are more fully discussed in this Proxy Statement in the sections entitled "Special Factors - Fairness of the Stock Splits" and "Opinion of Austin Associates, LLC."


          The Board further discussed the advisability of a forward split immediately following the reverse split to return the trading price of the Corporation's shares to approximately the trading price prior to the reverse stock split. The Board decided that a corresponding forward split of 500-for-1 would be in the best interests of both the Corporation and the Continuing Holders.

          After further consideration and deliberation, the Board unanimously decided to proceed with a 1-for-500 reverse stock split, followed by an immediate 500-for-1 forward stock split. The Board unanimously voted to approve the Stock Splits, including a $55.00 price per share to be paid to Cashed Out Holders, and to recommend approval of the Stock Splits by the Corporation's stockholders.

          The Ad Hoc Committee reported to the Board its findings as to the effect of the Stock Splits and the going private transaction on the trading of the Corporation's shares on the OTCBB. In that regard, the Ad Hoc Committee reported to the Board that the Corporation's shares would continue to qualify for trading on the OTCBB provided that the Corporation continues to make timely quarterly filings with the Federal Reserve Bank of Chicago and provides a copy of such filings to the NASD under NASD Rule 6530. In addition, the shares of the Corporation's common stock would be eligible for trading on the Pink Sheets(R). The Board took no action regarding the trading and liquidity of the Corporation's shares. Management has similarly taken no action with respect to the trading or liquidity of the Corporation's shares after the Stock Splits, including no actions or steps with respect to the trading of the Corporation's shares on the OTCBB after the Stock Splits.

SUMMARY AND STRUCTURE

          The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a 1-for-500 reverse stock split of the Corporation's shares. In the reverse split,
(i) any holder of 500 or more shares immediately before the reverse stock split will receive approximately 0.002 shares for each share then owned, and (ii) holders of less than 500 shares will have their shares cancelled and will receive $55.00 in cash for each share owned immediately prior to the reverse split. The reverse split will be followed immediately by a 500-for-1 forward stock split of the Corporation's shares. The Stock Splits will take effect on the Effective Date (the date that the Michigan Department of Labor and Economic Growth accepts for filing the certificates of amendment to our Articles of Incorporation). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference. Generally, the effect of the Stock Splits is illustrated by the following examples:

Hypothetical Scenario                 Result
---------------------                 ------
Stockholder A holds 200 shares in a   Stockholder A's 200 shares will be
single record account and holds no    converted into the right to receive
other shares.                         $11,000 in cash (200 x $55.00). If
                                      Stockholder A wanted to continue to be a
                                      stockholder after the Stock Splits,
                                      Stockholder A could purchase an additional
                                      300 shares far enough in advance of the
                                      Stock Splits so that the purchase is
                                      complete by the Effective Date.

Stockholder B holds 300 shares in a   Stockholder B should contact its broker to
brokerage account and holds no        determine the impact of the Stock Splits.
other shares.                         If the record holder of Stockholder B's
                                      shares holds 500 or more shares prior to
                                      the Stock Splits, Stockholder B will not
                                      be required to cash in its shares.

Stockholder C holds 525 shares in a   Stockholder C's ownership will not be
single record account and holds no    affected. Stockholder C will continue to
other shares.                         hold 525 shares after the Stock Splits.

Stockholder D holds 300 shares in     After the Stock Splits, Stockholder D will
each of two separate, but identical   continue to hold 600 shares.
record accounts for a total of 600
shares.

Husband and Wife each hold 300        Shares held in joint accounts will not be
shares in separate record accounts    added to shares held individually in
and hold 300 shares jointly in        determining whether a stockholder will
another record account.               remain a stockholder after the Stock
                                      Splits. In this situation, Husband and
                                      Wife will each receive $16,500 for the
                                      shares held in their individual record
                                      accounts (300 x $55.00), and $16,500 for
                                      the shares held in their joint account.
                                      Husband and Wife will hold no shares after
                                      the Stock Splits. If Husband and Wife
                                      wished to continue to be stockholders
                                      after the Stock Splits, they could
                                      transfer a sufficient number of shares
                                      from one account into another so that at
                                      least 500 shares are held in one account
                                      by the Effective Date.

          The Board has set the Cash Out Price at $55.00 per share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the fairness opinion of Austin Associates, LLC and other factors the Board deemed relevant. Please see the sections entitled "Special Factors - Purpose of and Reasons for the Stock Splits," "Special Factors - Fairness of the Stock Splits," "Opinion of Austin Associates, LLC" and "Stock Splits Proposal - Background of the Stock Splits" for more information.

          At least a majority of the Corporation's shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of the Corporation and the Bank (who have indicated that they will vote in favor of the Stock Splits) together own 173,527, or approximately 15.5%, of the shares entitled to vote at the Special Meeting.

          The Stock Splits are considered a "going-private" transaction as defined in Rule 13e-3 under the Exchange Act because they are intended to terminate the registration of the Corporation's shares and to eliminate our filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC as required by the Exchange Act. Please refer to the section entitled "Available Information."

          The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of the Corporation. Among other things, the Board may withdraw the Stock Splits proposal because of (a) a change in the nature of the shareholdings of the Corporation prior to the Effective Date which would (1) result in us being unable to reduce the number of record stockholders of the Corporation to less than 300 after the Stock Splits, or (2) enable us to deregister without effecting the Stock Splits; (b) any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits (as compared to what is currently anticipated) or (c) any adverse change in our financial condition. Please see the section below entitled "Stock Splits Proposal - Termination of Stock Splits."

RECOMMENDATION OF THE BOARD

          The Board has unanimously determined that the Stock Splits are in the best interests of the Corporation and its stockholders and fair to the Corporation's stockholders. The Board unanimously recommends that the stockholders vote "FOR" the proposal to amend the Corporation's Articles of Incorporation to effect the Stock Splits.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          We have summarized below the material federal income tax consequences to the Corporation and to holders of the Corporation's shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Treasury Regulations") issued pursuant to the Code and published rulings and court decisions in effect as of the date of this Proxy Statement, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings. Some of those changes may be applied retroactively. No assurance can be provided that any such changes will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.

          This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of the Corporation's shares and it does not consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, the Corporation's shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.

          This summary assumes that you are one of the following: (1) a citizen or resident of the United States, (2) a domestic corporation, (3) an estate, the income of which is subject to United States federal income tax regardless of its source, or (4) a trust, with respect to which a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

          You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences applicable to your specific circumstances.

          FEDERAL INCOME TAX CONSEQUENCES TO THE CORPORATION. We believe that the Stock Splits will be treated as a tax-free "recapitalization" for federal income tax purposes. This treatment will result in no material federal income tax consequences to the Corporation.

          FEDERAL INCOME TAX CONSEQUENCES TO CONTINUING HOLDERS. If you (1) continue to hold shares of the Corporation directly immediately after the Stock Splits and (2) you receive no cash in connection with the Stock Splits, you will not recognize any gain or loss as a result of the Stock Splits, and you will have the same adjusted tax basis and holding period in your shares as you had in such shares immediately prior to the Stock Splits.

          FEDERAL INCOME TAX CONSEQUENCES TO CASHED OUT HOLDERS. If you receive cash in exchange for your shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold shares of the Corporation immediately after the Stock Splits.

          If you receive cash, do not continue to hold directly any shares of the Corporation, are not related to any person or entity who or which continues to hold shares of the Corporation and you hold your shares as a capital asset, you will recognize capital gain or loss. The amount of the capital gain or loss will equal the difference between the cash you receive for your shares and your aggregate adjusted tax basis in such shares.

          If you receive cash, do not continue to hold directly any shares of the Corporation, but are related to a person or entity who or which continues to hold shares of the Corporation, you may be treated as owning constructively the shares owned by such related person or entity, which may cause your receipt of cash in exchange for your shares to be treated (1) first, as ordinary taxable dividend income to the extent of your ratable share of the Corporation's undistributed earnings and profits, (2) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares and (3) then, the remainder as capital gain. If you are related to a person or entity who or which will continue to hold shares of the Corporation after the Stock Splits, you should consult with your own tax advisor to determine your particular tax consequences.

          CAPITAL GAIN AND LOSS. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

          SPECIAL RATE FOR CERTAIN DIVIDENDS. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% federal tax rate on any cash received in the Stock Splits that is treated as a dividend (as described above), if (1) you are an individual or other non-corporate stockholder; (2) you have held shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date (as determined under the Code) and (3) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You should consult with your tax advisor regarding your eligibility for such lower tax rates on dividend income.

          BACKUP WITHHOLDING. Cashed Out Holders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The transmittal letter will require each Cashed Out Holder to deliver this information when the share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide such information may result in backup withholding.

          As explained above, the amounts paid to you as a result of the Stock Splits may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances.

UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS

          No appraisal or dissenters' rights are available to holders of the Corporation's shares who vote against the Stock Splits under Michigan law or under the Corporation's Articles of Incorporation or Bylaws. Other rights or actions may be available under Michigan law or federal and state securities laws for stockholders who can demonstrate that they have been damaged by the Stock Splits.

SHARE CERTIFICATES

          The Bank is the Transfer Agent for the Corporation and has been appointed to act as exchange agent to carry out the exchange of share certificates for cash. On the Effective Date, all share certificates evidencing ownership of the Corporation's shares held by Cashed Out Holders will be cancelled without further action by either the Cashed Out Holders or the Corporation, and such certificates will represent only the right to receive cash in the amount of $55.00 per share upon their surrender.

          The Transfer Agent will furnish Cashed Out Holders with the necessary materials and instructions to surrender share certificate(s) promptly following the Effective Date. The transmittal letter will explain how certificates are to be surrendered. If you are a Cashed Out Holder, you must complete and sign the transmittal letter and return it with your certificate(s) to the Transfer Agent as instructed before you can receive the cash payment to which you are entitled. Do not send your certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions in the transmittal letter. No service charges will be payable by Cashed Out Holders in connection with the payment of cash in lieu of issuing fractional shares.

          Continuing Holders will not receive a transmittal letter or a new stock certificate.

TERMINATION OF STOCK SPLITS

          Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote on the Stock Splits. The Board presently believes that the Stock Splits are in the Corporation's best interests and has recommended a vote for the Stock Splits. Nevertheless, the Board believes that it is prudent to recognize that factual circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Reasons to withdraw the Stock Splits from the agenda include, among other things:

     - Any change in the nature of the Corporation's shareholdings which would result in us not being able to reduce the number of record holders below 300 as a result of the Stock Splits;

     - Any change in the number of our record holders that would enable us to deregister the Corporation's shares under the Exchange Act without effecting the Stock Splits;

     - Any change in the number of the shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits in comparison to what is currently anticipated or

     - Any adverse change in our financial condition that would render the Stock Splits inadvisable.

          If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our stockholders of the decision by mail and by announcement at the Special Meeting.

ESCHEAT LAWS

          The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders who do not return their share certificates and request payment of the Cash Out Price generally will have a period of years from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses are in Michigan (as shown by the records of the Corporation), the period is three years. Following the expiration of that three-year period, the relevant provisions of the Michigan Compiled Laws would cause the cash payments to escheat to the State of Michigan. For Cashed Out Holders who reside in other states or whose last known addresses (as shown by the records of the Corporation) are in states other than Michigan, such states may have abandoned property laws which call for the state to obtain either (1) custodial possession of property that has been unclaimed until the owner reclaims it, or
(2) escheat of such property to the state. Under the laws of these other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If the Corporation does not have a valid address for a Cashed Out Holder, then the unclaimed cash payment would be turned over to the State of Michigan, the Corporation's state of incorporation, in accordance with the State of Michigan's escheat laws.

REGULATORY APPROVALS

          The Corporation is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Michigan corporate laws.

                        OPINION OF AUSTIN ASSOCIATES, LLC

          The Board believes that the Stock Splits are fair to, and in the best interests of, the Corporation and the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. The Board also believes that the process by which the Stock Splits is to be approved is fair to all stockholders. In reaching these conclusions, the Board relied in part on the Fairness Opinion prepared by Austin Associates, LLC ("Austin") of Toledo, Ohio.

          In addition to the Fairness Opinion, the Board considered other factors in its evaluation of the transaction. The Fairness Opinion and analyses should not be viewed as determinative of the views of the Board with respect to the transaction. The Fairness Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received in cash in the Stock Splits and is not intended to constitute and does not constitute a recommendation as to whether stockholders should vote for or against the Stock Splits. The Corporation's stockholders are urged to read the text of the Fairness Opinion, which is attached hereto as Exhibit A, carefully and in its entirety.

          The Board, including all of the directors who are not employees of the Corporation, approved the Stock Splits, and the Board recommends that the stockholders approve the proposal. Austin determined that the fair market value of the consideration to be paid in the going-private transaction was $50.00 per share as of June 30, 2005. After considering Austin's determination and other factors, the Board determined that the price to be offered to stockholders would be $55.00, representing a 10% premium to Austin's fair market value determination. Austin indicated at the September 7, 2005 special meeting of the Board that the $55.00 price was within the range of fairness to the Corporation and the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. All of the members of the Board have expressed an intention to vote in favor of the Stock Splits, including the Board members who are not employees of the Corporation or the Bank.

          The Board requested that Austin provide its valuation of the shares and issue a fairness opinion on the price to be paid for shares in connection with the Stock Splits. The Board retained Austin based upon Austin's experience in the valuation of businesses and securities in connection with going private transactions and similar transactions. Austin is a nationally recognized investment banking firm that is continually engaged in providing financial advisory services to community banks and rendering fairness opinions in connection with bank mergers and acquisitions and securities valuations. The Corporation will pay Austin a fee of $15,000 for the Fairness Opinion provided in connection with the going-private transaction, and the Corporation will reimburse Austin for all out-of-pocket expenses incurred in connection with such services.

          The Board imposed no limitations upon Austin with respect to the investigations made or procedures followed in rendering the valuation or the Fairness Opinion. You or your representative (designated in writing) may inspect a copy of the valuation report at the Corporation's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense to: County Bank Corp, P.O. Box 250, Lapeer, Michigan 48446. The Corporation may request additional information or documentation from you, if necessary, to verify your identity or the identity of your representative or the authority of your representative.


          The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including the Corporation, who file electronically with the SEC. The Corporation has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this Proxy Statement. A copy of the valuation report is attached as an exhibit to the Schedule 13E-3 and is available for inspection electronically at the SEC's website (http://www.sec.gov).

          In connection with the valuation, Austin made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Austin:

(1) Held discussions with certain members of the senior management of the Corporation regarding the operations, financial condition, future prospects and projected operations and performance of the Corporation;

(2) Reviewed the Corporation's filings with the SEC, including Annual Reports on Form 10-K for the last five fiscal years ended December 31 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2005 and June 30, 2005;

(3) Reviewed the Bank's regulatory call reports filed annually from 2000 to 2004, and quarterly from December 31, 2003 to June 30, 2005;

(4) Reviewed financial reports prepared internally by management through June 30, 2005;

(5) Reviewed the 2005 Budget prepared by management with respect to the Corporation and

(6) Reviewed certain other publicly available financial data for certain companies that Austin deemed comparable to the Corporation.

In connection with the valuation, Austin also considered the following additional factors: (i) the nature of the business and history of the enterprise; (ii) the economic outlook in general and the condition and the outlook of the specific industry in particular; (iii) the financial condition of the business; (iv) the earning capacity of the Corporation; (v) the dividend paying capacity of the Corporation; (vi) the nature and value of the tangible and intangible assets of the business; (vii) sale of the shares and the size of the block to be valued; (viii) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (ix) the marketability of the Corporation's shares and (x) the determination of any control premiums or minority share discounts.

          Austin used several methodologies to assess the fairness of the consideration to be received by stockholders in connection with the Stock Splits. The following is a summary of the material financial analyses used by Austin in connection with the Stock Splits. Austin utilized each of the following analyses based upon its view that each is appropriate and reflective of generally accepted valuation methodologies. Each analysis provides an indication of the

Corporation's per share value in order to assess the fairness of the consideration to be received in connection with the Stock Splits. Unless specifically noted, no one methodology was considered to be more appropriate than any other methodology.

          Austin's estimate of value of the Corporation's shares to be cashed out in the Stock Splits involved several valuation methods including: (1) discounted cash flow value; (2) net asset value approach; (3) analysis of guideline transactions; and (4) historical market prices. Set forth below is a summary of Austin's valuation methods and conclusions as of June 30, 2005.

          DISCOUNTED CASH FLOW VALUE. For this valuation approach, Austin prepared a discounted cash flow analysis of the Corporation, which estimated after-tax cash flows that the Corporation might produce from the twelve-month period ending June 30, 2006 through June 30, 2010. Although Austin reviewed and considered the Corporation's 2005 Budget, the projections utilized in the valuation and summarized below represent Austin's projections. The cash flows were discounted to present value using a 12.0% discount rate to reflect the relative risk inherent in the Corporation's stock. Austin selected the 12.0 percent discount rate after reviewing the Ibbotson's Stocks, Bonds and Inflation 2005 as well as Austin's assessment of the relative risk profile of the Corporation. Austin assumed a 7.5% required equity to asset ratio in determining excess cash flows per year. Austin selected this equity to asset ratio after reviewing the Corporation's balance sheet, capital and projected growth. A summary of the Corporation's projected five-year performance is as follows:

PROJECTIONS ($000)   06/30/2006   06/30/2007   06/30/2008   06/30/2009   06/30/2010
------------------   ----------   ----------   ----------   ----------   ----------
TOTAL ASSETS          $262,885     $270,771     $278,895     $287,261     $295,879
NET INCOME            $  3,713     $  3,794     $  3,897     $  4,003     $  4,112
ROAA                      1.43%        1.42%        1.42%        1.41%        1.41%

          In developing these projections, Austin assumed no material changes in the operations of the Corporation and the Bank including the types of products and services offered, markets served, branch locations and senior management. Austin primarily used current trend lines of the Corporation in making its projections. In addition to the historical performance of the Corporation, Austin considered the Corporation's 2005 Budget. A summary of the Corporation's 2005 Budget is provided below:

CORPORATION'S 2005 BUDGET ($000)
--------------------------------
TOTAL ASSETS                       $263,280
NET INCOME                         $  3,705
ROAA                                   1.44%

          In addition to calculating annual cash flows, Austin also determined a residual value. The residual value is calculated by capitalizing the fifth year earnings projection. The appropriate capitalization rate was determined to be the 12.0% discount rate less a 3.0% estimated annual growth rate after year five. The sum of the present value of the cash flows and residual value based on the 12.0% discount rate equaled $46.3 million, or $41.36 per share.


          NET ASSET VALUE. This approach involves taking the book value of a company and assessing premiums or discounts to the balance sheet accounts based upon the current market value of its assets and liabilities. The following represents a summary of the adjustments that were made:



          Securities Portfolio. An adjustment to the securities portfolio was made based on a market value comparison. Available-for-sale securities were already adjusted in the equity portion of the balance sheet. Held-to-maturity securities had a premium adjustment of $598,000 based on the difference between book and market value.



          Loan Yield Adjustment. The loan portfolio was adjusted based on the yield, re-pricing and maturity structures of the portfolio. Premiums and discounts were calculated for above and below market rate yielding loans, respectively. The Corporation's loan yield was calculated based on its June 30, 2005 regulatory filings and internal reports, while the market rate was based on the Corporation's loan portfolio composition and the national average loan rate for each loan category from BanxQuote.com. From this analysis, a premium of $116,000 to the loan portfolio was calculated.



          Other Real Estate Owned. As of June 30, 2005, the Corporation had Other Real Estate Owned totaling $340,000. A discount is typically applied to reflect the opportunity cost of non-earning assets, carrying costs, legal and administrative expenses, and the potential for future loss exposure. A 10% discount to this account was applied to reflect the non-performing status of these assets resulting in a $34,000 discount to other real estate owned.



          Time Deposits. The time deposits or certificate of deposit accounts were adjusted to market value based on the cost and maturity structure of the portfolio. The cost structure of the Corporation's certificate of deposit accounts was compared to current market rates. A premium of $131,000 was calculated.



          Core Deposits. The Corporation's core deposit value was computed and represents part of the goodwill or going concern value of the Corporation. Austin calculated a core deposit premium of $6.5 million, or 4.0% of total core deposits.



          Austin determined the Corporation's net asset value to be $38.1 million, or $34.07 per share, as of June 30, 2005. The following summarizes the adjustments made to the Corporation's stated balance sheet to determine the net asset value (in thousands):

STATED BOOK VALUE            $30,829
   SECURITIES PORTFOLIO          598
   LOAN YIELD ADJUSTMENT         116
   OTHER REAL ESTATE OWNED       (34)
   TIME DEPOSITS                 131
   CORE DEPOSIT VALUE          6,465
                             -------
TOTAL ADJUSTMENTS              7,276
                             -------
NET ASSET VALUE              $38,105
                             =======


          GUIDELINE TRANSACTIONS. This analysis is based on two sets of guideline transactions, including: (1) price-to-earnings multiples and price-to-tangible book value ratios for selected publicly traded companies (i.e. minority share transactions) and (2) price-to-earnings multiples and price-to-tangible book value ratios for selected bank sale transactions (i.e. sale of control transactions). Austin applied a minority share discount to all sale transaction multiples to determine appropriate minority share level indications of value under this methodology.


          Minority Share Transactions. Under this approach, Austin analyzed financial and stock performance information for comparable banks in two geographic regions and subject to the indicated criteria: (1) publicly traded banks in the Midwest with total assets between $200 million and $350 million with last twelve-month core ROAE between 8.0% and 16.0%; (2) publicly traded banks in the U.S. having assets between $200 million and $300 million and with last twelve-month core ROAE between 10.0% and 15.0% and tangible equity to assets between 9.0% and 15.0%. A list of these comparable banks is attached as Exhibit D-1 to this Proxy Statement. The following chart details the median financial and stock performance results for the selected peer groups and for the
Corporation:


                   TOTAL                  LTM    LTM
                  ASSETS    TG EQUITY/   CORE    CORE    PRICE/   PRICE/LTM
PEER GROUP        ($000)     TG ASSETS   ROAA    ROAE   TG BOOK    CORE EPS
----------       --------   ----------   ----   -----   -------   ---------
Midwest          $271,744      9.20%     1.10%  10.71%  166%       16.1
National         $237,047     10.14%     1.22%  11.48%  186%       17.1
Corporation(1)   $255,228     11.95%     1.44%  12.04%  185%(2)    16.0(2)

(1) Based on stated net income of $3.6 million for the twelve months ending June 30, 2005.

(2)  Selected multiples.

          In determining comparable price-to-tangible book and price-to-earnings multiples, Austin considered various factors, including: (1) the Corporation's underlying financial condition and performance in relation to the selected banks; and (2) the nature of the geographic market area served by the Corporation in relation to the selected banks. After considering these and other factors, Austin selected price-to-tangible book and price-to-earnings multiples of 185% and 16.0%, respectively, to develop indications of value for the Corporation. Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $50.36, and a per share value based on price-to-earnings equaled $52.05.

          Sale of Control Transactions. Under this approach, Austin analyzed sale of control acquisition transactions for peer groups similar to those used with respect to minority share transactions. The first peer group includes Midwest bank sale transactions from January 1, 2004 through June 30, 2005 with seller's assets between $150 million and $500 million and year-to-date ROAA greater than zero percent. The second peer group includes bank sale transactions nationally from January 1, 2004 through June 30, 2005 with seller's assets between $150 million and $500 million with year-to-date ROAE between 8.0% and 16.0% and tangible equity to assets greater than 8.0%. A list of the respective transactions is attached as Exhibit D-2 to this Proxy Statement. The following chart details the median financial and transaction statistics for the two selected transaction groups and for the Corporation:


                   TOTAL
                  ASSETS    TG EQUITY/    YTD    YTD    PRICE/    PRICE/LTM
PEER GROUP        ($000)     TG ASSETS   ROAA    ROAE   TG BOOK      EPS
----------       --------   ----------   ----   -----   -------   ---------
Midwest          $217,125      7.45%     0.91%  12.03%  245%       20.1
National         $266,375     10.31%     1.08%  10.27%  246%       24.1
                 --------     -----      ----   -----   ---        ----
Corporation(1)   $255,228     11.95%     1.44%  12.04%  250%(2)    21.0(2)

(1) Based on stated net income of $3.6 million for the twelve months ending June 30, 2005.

(2)  Selected multiples before minority share discount.

          Based on the analysis of these transactions, Austin selected a price-to-tangible book ratio of 250% and a price-to-earnings multiple of 21.0 to establish indications of value for the Corporation under this guideline transactions methodology.

          Austin analyzed all control premium information for bank sale transactions since 2000. The average and median prices paid in these transactions over the pre-announced stock trading levels of the target companies approximated between 25% and 60%. For 2004, the average three-month control premium measured 39.4%, while the average three-month premium for the first half of 2005 measured 35.7%. Between 2000 and 2004, the median three-month control premium averaged 41.4%. Based on this data, Austin selected a 40.0% control premium, resulting in an implied minority share discount of 28.6%. This minority discount has been applied to the selected control level multiples to establish indications of value on a minority interest level.

          Pursuant to this analysis, a per share value based on price-to-tangible book value equaled $48.61 and a per share value based on price-to-earnings equaled $48.80.


          HISTORICAL MARKET PRICE. The final valuation method considered is the market price of the Corporation's shares as reflected in actual trading prices since January 1, 2005. Several transactions involving the Corporation's shares were reported from January 1 through June 30, 2005. The Corporation's shares are traded on the OTCBB and trades are infrequent. The prices of these transactions ranged from $52.30 to $65.00 per share. Approximately 24,300 shares changed hands between January 1, 2005 and June 30, 2005, or an average of 4,050 shares per month, which represents 0.4% of the outstanding shares. In January 2005, an investor paid $65.00 per share for 200 shares and, in February 2004, an investor paid $78.00 per share for 200 shares. The Corporation was not aware of the circumstances surrounding these two transactions.

Austin concluded that they were isolated transactions and did not represent the true market price of the Corporation's shares. In addition, during the period from January 1, 2004 to September 6, 2005, a total of 54,100 of the Corporation's shares were traded. Of that total, 35,100 shares (or nearly 65%) traded at or below $55.00 per share. Austin took this information into account in assessing the fairness of the Cash Out Price and believes that it supports the conclusion that the Cash Out Price is fair, from a financial point of view, to the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders.


          FAIR MARKET VALUE. Given the nature of the going private transaction, Austin determined that the appropriate standard of value was the "fair market value" of a minority interest in the Corporation. In certain transactions and valuations, a marketability discount would be applied to determine fair market value. However, in a "cash-out" transaction as is being proposed, Austin has determined that a marketability discount should not be applied. A summary of the valuation findings discussed previously is provided below:

Discounted Cash Flow Value                               $41.36
Net Asset Value                                           34.07
Minority Share Comparable Value
   Price to Tangible Book Value                           50.36
   Price to Earnings Value                                52.05
Sale of Control Value with Minority Share Discount
   Price to Tangible Book Value                           48.61
   Price to Earnings Value                                48.80
Market Price (2005 Price Range)                      52.30 - 65.00
                                                     -------------
FAIR MARKET VALUE DETERMINATION                          $50.00

          Having considered each of the valuation methods discussed above, Austin concluded the fair market value of one share of the Corporation's common stock was $50.00. No specific weighting was used to determine the $50.00 value. Generally, it reflects a balance between the discounted cash flow value ($41.36) and the range of market comparable results ($48.61 to $52.05). Very little consideration was given to the net asset value approach ($34.07). While the reported market price of the Corporation's shares was higher than $50.00 per share, the Corporation's shares are infrequently traded. Therefore, Austin gave less consideration to market price of Corporation's shares in determining the fair market value.

          PRO FORMA ANALYSIS. In rendering the Fairness Opinion, Austin also considered the pro forma impact of the Stock Splits to the Corporation. For illustrative purposes, Austin prepared pro forma analyses of cash-out prices of $50.00, $52.50, and $55.00 per share assuming that 52,776 shares will be repurchased. Among other measurements, Austin considered the pro forma impact to earnings per share ("EPS"), book value per share, return on average equity ("ROAE"), and regulatory capital ratios. Austin concluded that at $55.00 per share, (1) the transaction would have a positive impact on EPS of approximately 4.4%; (2) book value per share would be diluted by approximately 4.6%, and such dilution would be recovered in approximately 9.4 years; (3) ROAE would be enhanced by approximately 92 basis points and (4) consolidated capital ratios would remain well in excess of the well-capitalized regulatory guidelines for capital adequacy.

          CONCLUSION. Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Austin is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $55.00 per share to be paid by the Corporation in lieu of issuing fractional shares in connection with the Stock Splits is fair, from a financial point of view, to the unaffiliated Cashed Out Holders and unaffiliated Continuing Holders. Austin's Fairness Opinion is attached to this Proxy Statement as Exhibit A.

          QUALIFYING STATEMENTS REGARDING FAIRNESS OPINION. In rendering the Fairness Opinion, Austin relied upon and assumed, without independent verification, that the financial and other information provided to Austin by the management of the Corporation, including the financial projections, was accurate, complete and reasonably prepared and reflects the best currently available estimates of the financial results and condition of the Corporation; that no material changes have occurred in the information reviewed between the date the information was provided and the date of the Fairness Opinion; and that there were no facts or information regarding the Corporation that would cause the information supplied by Austin to be incomplete or misleading in any material respect. Austin did not independently verify the accuracy or completeness of the information supplied to it with respect to the Corporation, and does not assume responsibility to verify the information. Austin also assumed that the transaction will be consummated in all material respects as described in this Proxy Statement and the proposed amendments to the Corporation's Articles. Austin did not make any independent appraisal of the specific properties or assets of the Corporation.

          AUSTIN WAS NOT ASKED TO OPINE AND DOES NOT EXPRESS ANY OPINION AS TO:
(1) THE TAX OR LEGAL CONSEQUENCES OF THE STOCK SPLITS; (2) THE REALIZABLE VALUE OF THE CORPORATION'S SHARES OR THE PRICES AT WHICH THE CORPORATION'S SHARES MAY TRADE AND (3) THE FAIRNESS OF ANY ASPECT OF THE TRANSACTION NOT EXPRESSLY ADDRESSED IN THE FAIRNESS OPINION.

          THE FAIRNESS OPINION DOES NOT ADDRESS THE BOARD'S UNDERLYING BUSINESS DECISION TO EFFECT THE STOCK SPLITS OR THE UNDERLYING BUSINESS DECISION TO ENDORSE THE STOCK SPLITS, NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER THE STOCKHOLDER SHOULD VOTE FOR OR AGAINST THE TRANSACTION.

          The summary set forth above describes the material points of the detailed analyses performed by Austin in arriving at the Fairness Opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances, and is therefore not readily susceptible to summary description. In arriving at the Fairness Opinion, Austin made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Austin believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in the Fairness Opinion. In its analyses, Austin made numerous assumptions with respect to the Corporation, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses.

          No company or going private transaction utilized in Austin's analyses was identical to the Corporation. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interests (in the case of acquisition transactions analysis), as well as other factors that could affect the public trading markets of companies to which the Corporation is being compared.

                         MEETING AND VOTING INFORMATION

          Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as directed by the stockholder or, in the absence of specific instructions to the contrary, will be voted "FOR" the approval of the Stock Splits.

TIME AND PLACE

          The Special Meeting will be held on ____________, 2005, at _________ __.m., local time at __________________, Lapeer, Michigan.

REVOKING YOUR PROXY

          Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by the Corporation before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Special Meeting will not, by itself, revoke a proxy.

RECORD DATE

          Only the Corporation's stockholders of record at the close of business on the Record Date (_____________, 2005) are entitled to vote at the Special Meeting. Each stockholder will be entitled to cast one vote for each share then owned. According to the Corporation's records, there were 1,118,315 votes entitled to be cast at the Special Meeting as of the Record Date.

QUORUM AND REQUIRED VOTE

          The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding shares of the Corporation as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.

          Each stockholder is entitled to cast one vote for each share owned on the Record Date. Under Michigan law and the Corporation's Articles and Bylaws, the affirmative vote of at least a majority, or 559,158, of the issued and outstanding shares of the Corporation as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of the Corporation together own 173,527, or approximately 15.5%, of the shares entitled to vote at the Special Meeting. Our executive officers and directors have indicated they will vote in favor of the Stock Splits.

          Stockholders holding shares in "street name" should review the information provided to them by their broker or bank or other nominee. This information will describe the procedures to follow to instruct the nominee how to vote the "street name" shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a "non-discretionary" item, meaning that nominees cannot vote the shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in "street name" that are not voted by brokerage firms or other nominees are referred to as "broker non-votes."

          Broker non-votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed self-addressed, postage-paid return envelope to assure that a quorum is present at the Special Meeting and that your shares can be voted as you wish.

SOLICITATION AND COSTS

          The enclosed proxy is solicited on behalf of the Board. Proxies may be solicited by the directors, officers and other employees of the Corporation and the Bank, in person or by telephone, mail, facsimile or electronic mail only for use at the Special Meeting. The Corporation will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board's solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding shares of the Corporation as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares, and we will reimburse them for their reasonable expenses.

          We estimate that the repurchase of fractional shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $2.9 million. We intend to finance the Stock Splits by using cash on hand and marketable securities.

          The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting. Final expenses may be higher or lower than the estimates provided below.

Legal Fees                            $50,000
Accounting Fees                         5,000
Filing Fees                               400
Financial Advisory / Valuation Fees    15,000
Printing and Mailing Costs              5,000
Proxy Solicitor Fees                        0
Other                                   5,000
                                      -------
Total                                 $80,400
                                      =======

          Based upon our estimated cost savings as a result of deregistering the Corporation's shares, we expect to recoup these expenses in less than one year.

                        INFORMATION ABOUT THE CORPORATION

BUSINESS OF THE CORPORATION

          The Corporation was formed on January 3, 1989 by converting and exchanging, except for the shares of dissenting stockholders, each share of the Bank into one share of the Corporation. As a result, the Corporation became the sole stockholder and parent of the Bank. The Bank was chartered in 1902, is headquartered in Lapeer, Michigan, and serves all of Lapeer County (the "County") and portions of surrounding counties. Lapeer has an approximate population of 9,100 people while the County has in excess of 90,000 people. Lapeer is located 60 miles north of metropolitan Detroit, the largest city in Michigan, 30 miles north of Pontiac, Michigan, and 20 miles east of Flint, Michigan. The Corporation serves the County through the subsidiary Bank at eight locations. The main office is located at 83 West Nepessing Street, Lapeer, Michigan 48446, and the Corporation's phone number at this office is (810) 664-2977.

          The Corporation offers commercial banking services through the Bank at the main office and the seven branches throughout the County. The customer base extends to all sections of the County and includes all segments of the population, including individuals, retail businesses, farming operations, and industrial plants. This locally owned full service Bank offers commercial and personal checking, savings and time deposit services, commercial and industrial loans, real estate mortgages and consumer loans. The trust department, with full trust powers, is in its fifth decade of providing customers with employee benefit plans, estate planning services, and complete trust services.

          The Corporation, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (BHCA), as amended, and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System under the BHCA. The Bank is subject to regulation and examination primarily by the Michigan Department of Labor and Economic Growth, Office of Financial and Insurance Services and the Federal Reserve Board and secondarily by the Federal Deposit Insurance Corporation (FDIC). The Corporation is also under the jurisdiction of the SEC and certain state securities commissions for matters relating to the offering and sale of its securities. The Corporation is subject to the disclosure and regulatory requirements of the Securities Act and the Exchange Act, as administered by the SEC.

DIRECTORS AND EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

          The table below provides certain information with respect to the Corporation's directors and executive officers as of the Record Date, and includes information regarding shares beneficially owned by the directors and executive officers. The directors and executive officers of the Corporation and the Bank will receive no extra or special benefit not shared on a pro rata basis by all other holders of the Corporation's shares. If the Stock Splits are implemented, the directors and executive officers of the Corporation and the Bank will each experience an increase of approximately 5.0% in their percentage ownership of the Corporation's shares, the same increase as every other Continuing Holder. Please see the sections entitled "Special Factors - Fairness of the Stock Splits."

                                                                                                                     PERCENTAGE OF
                              PRINCIPAL OCCUPATION FOR PAST           DIRECTOR SINCE       COUNTY BANK CORP SHARES    OUTSTANDING
     NAME AND AGE                    FIVE (5) YEARS               (INCLUDING SUBSIDIARY)    OWNED BENEFICIALLY(1)        SHARES
     ------------        --------------------------------------   ----------------------   -----------------------   -------------
David H. Bush, O.D.      Doctor of Optometry                               1987                    28,316                4.35%
Age: 55                                                                                            20,284(2)
                                                                                                  -------
                                                                                                   48,600

Patrick A. Cronin        Agent                                             1993                     1,834(2)             0.24%
Age: 52                  State Farm Insurance                                                         820
                                                                                                  -------
                                                                                                    2,654

James F. Harrington      President                                         1998                    45,102(2)             4.03%
Age: 63                  H & H Tool, Inc. (automotive parts
                         manufacturer)

Michael H. Blazo         President                                         1987                    20,012(2)             1.79%
Age: 57                  Kirk Construction Co.

Thomas K. Butterfield    Of Counsel                                        1978                    29,200(2)             2.61%
Age: 63                  Taylor, Butterfield, Riseman, Clark,
                         Howell, Churchill & Jarvis, P.C.
                         (attorneys at law)

Timothy Oesch            President                                         1993                     4,800(2)             0.43%
Age: 54                  Nolin, Oesch, Sieting & Macksoud, P.C.
                         (certified public accountants)

Bruce J. Cady            Vice President                                    2002                       600(2)             0.06%
Age: 53                  County Bank Corp                                                             100
                                                                                                  -------
                         President                                                                    700
                         Lapeer County Bank & Trust Co.

Curt Carter              President                                         1979                     8,388(2)             0.75%
Age: 61                  County Bank Corp
                         Chairman
                         Lapeer County Bank & Trust Co.

Ernest W. Lefever, DPM   Doctor of Podiatry                                1996                     1,618(2)             0.18%
Age: 59                                                                                               400
                                                                                                  -------
                                                                                                    2,018

Charles E. Schiedegger   Vice President of Manufacturing                   1991                     6,080(2)             1.07%
Age: 65                  Tapco, Intl.                                                               5,873
                         Division of Headwater                                                    -------
                                                                                                   11,953

All Directors and                          --                               --                    173,527(3)            15.52%
Executive Officers as
a Group (11 persons)

----------
(1) Unless otherwise designated, the shares set forth in the table above are shares, as known to management, over which the nominee or director has sole voting and investment power.

(2) Shares, as known to management, over which the nominee or director has shared voting and investment power.

(3)  Includes shares owned by Laird A. Kellie, Secretary of the Corporation.

          Each director and executive officer may be contacted by writing to:
County Bank Corp, P.O. Box 250, Lapeer, Michigan 48446. The Corporation's phone number at its main address is (810) 664-2977.

          To the Corporation's knowledge, none of the Corporation's executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

          Each of the Corporation's directors and executive officers is a citizen of the United States of America.

          The directors and executive officers of the Corporation have not engaged in any transactions involving the Corporation's shares in the past 60 days.

          As of the Record Date, there were no stockholders of the Corporation that owned more than five percent (5%) of the Corporation's shares. Upon completion of the Stock Splits, we expect that no stockholders of the Corporation will own more than five percent (5%) of the Corporation's shares.

CERTAIN TRANSACTIONS

          Some of the directors and officers of the Corporation and the companies with which they are associated are customers of and have banking transactions with the Bank in the ordinary course of the Bank's business. All loans included in such transactions were made on the same terms and conditions as those prevailing at the time for other borrowers, and in the opinion of the management of the Bank, did not involve more than a normal risk of collectibility.

          In 2004, the Bank paid $50,985 in legal fees to the firm of Taylor, Butterfield, Riseman, Clark, Howell, Churchill & Jarvis P.C., of which Mr. Butterfield is Of Counsel. It is anticipated that this relationship will continue in the current fiscal year.

          Mr. Blazo is President of Kirk Construction Co. During 2004, the Bank paid $34,333 in fees to Kirk Construction Co. as a construction manager. Kirk Construction Co. may serve as construction manager for future construction projects of the Corporation.

MARKET PRICE AND DIVIDEND INFORMATION

          The Corporation's shares are quoted on the OTCBB under the symbol "CYBK.OB." The table below sets forth the high and low bid prices and the high and low market prices for each calendar quarter beginning with the quarter ended March 31, 2003 through the quarter ended September 30, 2005, as reported by the OTCBB, and dividend information for each calendar quarter. These price quotations reflect inter-dealer prices, without retail mark-ups or mark-downs or commissions, and may not necessarily represent actual transactions.

                        Bid Prices      Market Prices
                     ---------------   ---------------     Cash Dividends
Quarter Ended         High      Low     High      Low    Declared Per Share
-------------        ------   ------   ------   ------   ------------------
March 31, 2003       $46.00   $45.00   $47.45   $45.00          $0.24
June 30, 2003         50.30    46.00    51.00    47.00           0.24
September 30, 2003    55.00    49.50    57.00    49.50           0.24
December 31, 2003     56.00    52.00    55.00    54.00           0.65
March 31, 2004        72.00    54.00    78.00    55.10           0.26
June 30, 2004         58.00    54.00    58.00    54.75           0.27
September 30, 2004    56.25    52.00    65.00    52.00           0.27
December 31, 2004     53.25    52.00    55.00    52.00           0.67
March 31, 2005        56.00    52.30    65.00    52.30           0.28
June 30, 2005         56.00    54.00    57.00    54.00           0.28
September 30, 2005    56.50    53.70    57.00    53.70           0.28

          Dividends are paid only when declared by the Board, in its sole discretion, based on the Corporation's financial condition, results of operation, market conditions and such other factors as it may deem appropriate. The payment of dividends by the Corporation and the Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit the Corporation's ability to obtain funds from the Bank for the Corporation's cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses. Based on the Bank's balance sheet as of December 31, 2004, the Bank could pay a dividend to the Corporation in the amount of $5,907,000 without prior regulatory approval.

          If the Stock Splits are completed and we deregister our shares, the Corporation's shares will no longer be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in the Corporation's shares will only be possible through privately negotiated transactions, in the Pink Sheets(R) or on the OTCBB.

SHARE REPURCHASE INFORMATION

          During the past three years, the Corporation has repurchased its shares on only one occasion. On April 26, 2004, the Corporation purchased 68,157 shares of the Corporation for $50.35 per share.

                              FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

     The following summary consolidated financial information was derived from the Corporation's audited consolidated financial statements as of and for each of the years ended December 31, 2004 and 2003, and from unaudited consolidated interim financial statements as of and for the nine months ended September 30, 2005 and 2004. In the opinion of management, all adjustments (consisting only of normal recurring accruals) which are necessary for a fair presentation of the financial position and results of operation have been included. The statement of operations data for the nine months ended September 30, 2005 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section below entitled "Incorporation of Certain Documents by Reference."

                                   NINE MONTHS ENDED              YEAR ENDED
                                     SEPTEMBER 30,               DECEMBER 31,
                                  -------------------   ------------------------------
                                    2005       2004       2004       2003       2002
                                  --------   --------   --------   --------   --------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
   Interest Income                $ 10,049   $  9,179   $ 12,413   $ 12,696   $ 13,731
   Interest expense                  2,520      1,854      2,565      2,774      3,802
                                  --------   --------   --------   --------   --------
      Net interest income            7,529      7,325      9,848      9,922      9,929
Provision for loan losses                0          0          0         35        130
                                  --------   --------   --------   --------   --------
   Net interest income after
      provision for loan losses      7,529      7,325      9,848      9,887      9,799
   Noninterest income                2,207      2,154      3,016      2,813      2,731
   Noninterest expense               6,246      6,180      8,134      7,926      7,507
                                  --------   --------   --------   --------   --------
      Income before taxes            3,490      3,299      4,730      4,774      5,023
   Income tax expense                  804        737      1,108      1,123      1,207
                                  --------   --------   --------   --------   --------
      Net income                  $  2,686   $  2,562   $  3,622   $  3,651   $  3,816
                                  ========   ========   ========   ========   ========

FINANCIAL CONDITION
   Total assets                   $257,355   $249,883   $253,261   $248,662   $240,316
   Total deposits                  220,457    214,161    216,812    214,971    208,418
   Net loans                       176,668    161,938    165,322    159,578    153,150
   Stockholders' equity             31,330     29,871     30,500     31,354     29,415
   Average assets                  255,308    249,272    252,847    247,978    236,227
   Average stockholders' equity     30,915     30,613     30,078     30,788     28,098

KEY FINANCIAL RATIOS
   Return on average assets           1.40%      1.37%      1.44%      1.47%      1.62%
   Return on average equity          11.58%     11.16%     12.04%     11.86%     13.58%
   Dividends paid as a percent
      of net income                     35%        36%        46%        45%        39%

PER SHARE DATA
   Net income, basic              $   2.40   $   2.24   $   3.18   $   3.08   $   3.22
   Cash dividends declared        $   0.84   $   0.80   $   1.47   $   1.37   $   1.26
   Book value                     $  28.02   $  26.71   $  27.27   $  26.43   $  24.79

          The Corporation's book value per share, as set forth above, has been derived from financial statements prepared by the Corporation's management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), the Corporation's chief executive officer and chief financial officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of the Corporation as of, and for, the periods presented in such periodic reports.

PRO FORMA FINANCIAL INFORMATION

          We do not expect the Stock Splits or our use of approximately $3.0 million to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section above entitled "Meeting and Voting Information - Solicitation and Costs." We expect to finance the Stock Splits with cash and cash equivalents on hand.

          If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $55.00 per share held immediately prior to the Stock Splits. The repurchase of the fractional shares resulting from the Stock Splits is estimated to cost approximately $2.9 million and would reduce the number of record holders of the Corporation's shares from approximately 553 to approximately 223.

          We expect that, as a result of the Stock Splits and the cashing out of fractional shares held by the Cashed Out Holders:

          - Our aggregate stockholders' equity will change from approximately $31.3 million (as of September 30, 2005) to approximately $28.3 million; and

          - Book value per share would change from $28.02 to $26.60, assuming the cash out of fractional shares had occurred on September 30, 2005.

          The following pro forma consolidated information has been derived from the Corporation's financial statements. The financial statements for the year ended December 31, 2004, have been audited by independent registered public accountants. The financial statements for the quarterly periods ended September 30, 2005 and 2004 have not been audited. In the opinion of the Corporation's management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the results of these quarters.

          The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, the Corporation believes that approximately 52,776 shares will be repurchased at $55.00 per share for a total purchase price of approximately $2.9 million.

          The pro forma results are not indicative of future results because the Corporation's public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs.

          The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section below entitled "Incorporation of Certain Documents by Reference."

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                      NINE MONTHS ENDED SEPTEMBER 30, 2005
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PRO FORMA
                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                            ----------   -----------   ---------
INCOME STATEMENT
Interest income               $10,049      $(67)(1)     $9,982
Interest expense                2,520        --          2,520
                              -------      ----         ------
Net interest income             7,529       (67)         7,462
Loan loss provision                --        --             --
                              -------      ----         ------
Noninterest income              2,204                    2,204

Salary and benefits             3,980                    3,980
Occupancy and equipment           792                      792
Other noninterest expense       1,474       (22)(2)      1,452
                              -------      ----         ------
Total noninterest expense       6,246       (22)         6,224
Securities transactions             3        --              3
                              -------      ----         ------
Income before taxes             3,490       (45)         3,445
Income taxes                      804       (15)(3)        789
                              -------      ----         ------
NET INCOME                    $ 2,686      $(30)        $2,656
                              =======      ====         ======

EARNINGS PER SHARE
Basic                         $  2.40                    $ 2.49
Fully diluted                 $  2.40                    $ 2.49

(1)  Based on 3.0% pre-tax opportunity cost on repurchase.

(2) Reflects actual costs incurred as a public company for the nine months ending 09/30/2005.

(3)  Based on 34% tax rate.

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                          YEAR ENDED DECEMBER 31, 2004
                                   (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          PRO FORMA
                            HISTORICAL   ADJUSTMENTS   PRO FORMA
                            ----------   -----------   ---------
INCOME STATEMENT
Interest income               $12,413      $(90)(1)     $12,323
Interest expense                2,565        --           2,565
                              -------      ----         -------
Net interest income             9,848       (90)          9,758
Loan loss provision                --        --              --
                              -------      ----         -------
Noninterest income              3,009                     3,009
Salary and benefits             5,186                     5,186
Occupancy and equipment         1,107                     1,107
Other noninterest expense       1,841       (32)(2)       1,809
                              -------      ----         -------
Total noninterest expense       8,134       (32)          8,102
Securities transactions             7        --               7
                              -------      ----         -------
Income before taxes             4,730       (58)          4,672
Income taxes                    1,108       (20)(3)       1,088
                              -------      ----         -------
NET INCOME                    $ 3,622      $(38)        $ 3,584
                              =======      ====         =======

EARNINGS PER SHARE
Basic                         $  3.18                   $  3.30
Fully diluted                 $  3.18                   $  3.30

(1)  Based on 3.0% pre-tax opportunity cost on repurchase.

(2) Reflects actual costs incurred as a public company for the year-ending 12/31/2004.

(3)  Based on 34% tax rate.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2005
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                           PRO FORMA
                                             HISTORICAL   ADJUSTMENTS   PRO FORMA
                                             ----------   -----------   ---------
ASSETS:
Cash and due from banks                       $ 11,996    $(2,988)(1)    $  9,008
Federal funds sold                                 550                        550
Investment securities                           58,421                     58,421
Loans (gross)                                  178,582                    178,582
Loan loss reserve                                1,914                      1,914
                                              --------                   --------
Loans (net)                                    176,668                    176,668
Premises                                         6,606                      6,606
Other real estate                                  345                        345
Intangibles                                        368                        368

OTHER ASSETS                                     2,401                      2,401
                                              --------                   --------
TOTAL ASSETS                                  $257,355                   $254,367
                                              ========                   ========

LIABILITIES:
Total deposits                                $220,457                   $220,457
Other borrowed money                             2,550                      2,550
Other liabilities                                3,018                      3,018
                                              --------                   --------
TOTAL LIABILITIES                              226,025                    226,025

STOCKHOLDERS' EQUITY:
Equity capital                                  29,463     (2,988)(2)      26,475
Net unrealized gain on securities                1,867                      1,867
                                              --------                   --------
Total equity                                    31,330                     28,342
                                              --------                   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $257,355                   $254,367
                                              ========                   ========

(1) Represents total cash expenditure of stock repurchase, including transaction costs.

(2)  Represents net decrease in equity capital from repurchase of shares.

                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                         PRO FORMA
                                    NINE MONTHS ENDED   NINE MONTHS                                  PRO FORMA
                                       SEPTEMBER 30        ENDED         YEAR ENDED DECEMBER 31      YEAR ENDED
                                    -----------------     SEPT. 30    ---------------------------   DECEMBER 31
                                      2005      2004        2005        2004      2003      2002        2004
                                    -------   -------   -----------   -------   -------   -------   -----------
Pretax income                       $ 3,490   $ 3,229     $ 3,445     $ 4,730   $ 4,774   $ 5,023     $ 4,672
Fixed charges                         2,520     1,854       2,520       2,565     2,774     3,802       2,565
Amortization of capitalized
   interest
Distributed income of equity
   investees
Share of pre-tax losses of equity
   investees for which charges
   arising from guarantees are
   included in fixed charges

Less
Interest capitalized
Preference security
   dividend requirements
Minority interest in
   pre-tax income of subsidiaries
   that have not incurred fixed
   charges
                                    -------   -------     -------     -------   -------   -------     -------
TOTAL EARNINGS                      $ 6,010   $ 5,083     $ 5,965     $ 7,295   $ 7,548   $ 8,825     $ 7,237
                                    =======   =======     =======     =======   =======   =======     =======
FIXED CHARGES
Interest expensed and capitalized     2,520     1,854       2,520       2,565     2,774     3,802       2,565
Amortized premiums, discounts and
   capitalized interest
Interest within rental expense
Preference security
   dividend requirements of
   consolidated subsidiaries
                                    -------   -------     -------     -------   -------   -------     -------
TOTAL FIXED CHARGES                 $ 2,520   $ 1,854     $ 2,520     $ 2,565   $ 2,774   $ 3,802     $ 2,565
                                    =======   =======     =======     =======   =======   =======     =======
RATIO OF EARNINGS
   TO FIXED CHARGES                  238.49%   274.16%     236.71%     284.41%   272.10%   232.11%     282.14%
                                    =======   =======     =======     =======   =======   =======     =======


                              AVAILABLE INFORMATION

          The Stock Splits will constitute a "going-private" transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, the Corporation has filed a Schedule 13E-3 which contains additional information about the Corporation. Copies of the Schedule 13E-3 are available for inspection and copying at the Corporation's principal executive offices during regular business hours by any interested stockholder of the Corporation, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to: County Bank Corp, P.O. Box 250, Lapeer, Michigan 48446.

          The Corporation is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed electronically at the SEC's Internet website (http://www.sec.gov).

                            PROPOSALS OF STOCKHOLDERS

          Stockholders of the Corporation desiring to submit proposals to be considered for inclusion in the Corporation's Proxy Statement and form of proxy (the "Proxy Materials") for the 2006 Annual Meeting of Stockholders (the "2006 Annual Meeting") must provide their proposals by certain deadlines. To be included in the Proxy Materials, a stockholder proposal must have been received by the Corporation no later than November 28, 2005. If a stockholder intends to present a proposal at the 2006 Annual Meeting and the proposal was not included in the Proxy Materials, the Corporation's proxies for the 2006 Annual Meeting will be entitled to vote on the proposal in their discretion, despite the exclusion of any discussion of the matter in the Proxy Materials, if the proposal is not received by the Corporation before February 13, 2006.

                                  OTHER MATTERS

          The management of the Corporation is not aware of any other matters to be presented for consideration at the Special Meeting, or any adjournment thereof. If any other matter should properly come before the Special Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.

          This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement:

          - Our audited consolidated financial statements for the fiscal years ended December 31, 2004 and 2003, contained in our Annual Report on Form 10-K for the year ended December 31, 2004; and

          - Our unaudited consolidated balance sheets, income statements and statement of cash flows contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

          We will provide copies of these documents, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to County Bank Corp, Attention: Joseph Black, P.O. Box 250, Lapeer, Michigan 48446 or by calling Mr. Black at (810) 664-2977.




                                        Curt Carter
                                        President

                                    EXHIBIT A

                                FAIRNESS OPINION

September 7, 2005

Board of Directors
County Bank Corp
83 W. Nepessing Street
Lapeer, MI 48446

Members of the Board:

You have requested the opinion of Austin Associates, LLC ("Austin") as to the fairness, from a financial point-of-view, of the cash consideration being paid to shareholders of County Bank Corp ("Company') in connection with a going-private transaction ("Transaction"). The Transaction is being completed through a reverse-stock split. Under the terms of the Transaction, shareholders of Company owning fewer than 500 shares will receive $55.00 per share in cash ("Cashed Out Holders"). All other shareholders will continue to be shareholders of the Company after the Transaction ("Continuing Holders"). The Company estimates that approximately 52,776 shares will be cashed-out as part of the Transaction.

In carrying out our engagement, we have among other things:

     (i)  Reviewed correspondence and documents related to the Transaction;

     (ii) Reviewed the audited and regulatory financial statements of Company for each of the years-ended 2000-2004 and the interim unaudited financial statements for the six months ended June 30, 2005;

     (iii) Reviewed internal information regarding the business and prospects of Company including, but not limited to, the 2005 operating budget and management reports as of June 30, 2005;

     (iv) Prepared a valuation of the common stock of Company in connection with the Transaction to determine the fair market value of the shares of Company;

     (v) Reviewed certain publicly available information on Company and other companies whose business activities were believed by Austin to be generally comparable to those of Company; and,

     (vi) Reviewed other analyses and information as Austin deemed relevant, including but not limited to the pro forma impact of the Transaction to Company's book value, capital and earnings.

In connection with the valuation noted above, Austin considered: (a) the nature of the business and history of the enterprise; (b) the economic outlook in general and the condition and the outlook of the specific industry in particular; (c) the financial condition of the business; (d) the earning capacity of the Company; (e) the dividend paying capacity of the Company; (f) the nature and value of the tangible and intangible assets of the business; (g) sale of the stock and the size of the block to be valued; (h) the market price of the stocks of corporations engaged in the same or similar lines of business having their stocks actively traded in a free and open market; (i) the marketability of the Company's stock; and (j) the determination of any control premiums or minority share discounts. A summary description of the valuation approaches utilized and conclusions reached are contained in the Schedule 13E-3 Transaction Statement. A valuation report as of June 30, 2005 was delivered to the Board of Directors in August 2005 and presented to the Board of Directors on September 7, 2005.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us, or publicly available, and have not attempted to verify the same. We have assumed that there has been no material change in the financial condition of Company since the date of the last financial statements made available to us. Our opinion is based upon market, economic and other conditions as of the date hereof.

We have been retained by the board of directors as independent advisor to the Company in connection with the Transaction. For our services in rendering this opinion, Company has paid us a fee and has indemnified us against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the cash offer of $55.00 per share being paid in the Transaction is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders.

Respectfully,


Austin Associates, LLC

                                    EXHIBIT B

                  PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                                COUNTY BANK CORP
                          TO EFFECT REVERSE STOCK SPLIT

1.   The present name of the Corporation is County Bank Corp.

2.   The identification number assigned by the bureau is 132-026.

3. Article III of the Articles of Incorporation is hereby amended to read as follows:

     The total authorized capital stock of the Corporation is three million (3,000,000) shares of common stock, $5.00 par value, all of one class with equal voting rights.

     Without regard to any other provision of these Articles of Incorporation, each share of common stock issued and outstanding immediately prior to 11:58 p.m., EST, on December ___, 2005 (the "Effective Time") shall be and hereby is automatically reclassified and changed (without any further act) into one-five hundredth (1/500th) of a fully paid and non-assessable share of common stock (the "Reverse Stock Split"), without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued to holders of fewer than 500 shares of common stock immediately prior to the Effective Time of this amendment ("Cashed Out Holders"). In lieu of the issuance of any fractional shares to Cashed Out Holders, each Cashed Out Holder shall be entitled to receive the amount of $55.00 in cash for each share of common stock held immediately prior to the Effective Time of this amendment. Upon the completion of the Reverse Stock Split, Cashed Out Holders shall cease to be stockholders of the Corporation. Holders of 500 or more shares of common stock immediately prior to the Effective Time of this amendment shall be issued fractional shares.

                                    EXHIBIT C

                  PROPOSED FORM OF CERTIFICATE OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                                COUNTY BANK CORP
                          TO EFFECT FORWARD STOCK SPLIT

1.   The present name of the Corporation is County Bank Corp.

2.   The identification number assigned by the bureau is 132-026.

3. Article III of the Articles of Incorporation is hereby amended to read as follows:

     The total authorized capital stock of the Corporation is three million (3,000,000) shares of common stock, $5.00 par value, all of one class with equal voting rights.

     Without regard to any other provision of these Articles of Incorporation, each share of common stock issued and outstanding immediately prior to 11:59 p.m., EST, on December ___, 2005 shall be and hereby is automatically reclassified and changed (without any further act) into five hundred (500) fully paid and non-assessable shares of common stock, without increasing or decreasing the amount of capital of the Corporation, provided that no fractional shares shall be issued.

                                  EXHIBIT D-1

                             GUIDELINE TRANSACTIONS
                COMPARABLE BANKS FOR MINORITY SHARE TRANSACTIONS

GROUP 1 COMPANIES

Criteria: Publicly traded banks in the Midwest with total assets between $200 million and $350 million and last twelve-months ROAE between 8.0% and 16.0%.

        COMPANY NAME                       CITY            STATE
       --------------                      ----            -----
Citizens National Corp                  Paintsville         KY
F.S. Bancorp                            LaGrange            IN
Southern Michigan Bancorp               Coldwater           MI
Middlefield Banc Corp.                  Middlefield         OH
Killbuck Bancshares Inc.                Killbuck            OH
First Ottawa Bancshares                 Ottawa              IL
CITBA Financial Corp.                   Mooresville         IN
Pontiac Bancorp                         Pontiac             IL
Commercial National Financial           Ithaca              MI
CNB Corp.                               Cheboygan           MI
HCB Financial Corp.                     Hastings            MI
ChoiceOne Financial Services            Sparta              MI
Century Financial Corp.                 Coldwater           MI
ICNB Financial Corp                     Ionia               MI
Eastern Michigan Fncl. Corp.            Croswell            MI
Minster Bank                            Minster             OH

GROUP 2 COMPANIES

Criteria: Publicly traded banks in the U.S. with assets between $200 million and $350 million, last twelve-months ROAE between 10.0% and 15.0% and tangible equity to assets between 9.0% and 15.0%.

       COMPANY NAME                          CITY        STATE
       --------------                        ----        -----
Killbuck Bancshares Inc.                Killbuck           OH
Iron & Glass Bancorp                    Pittsburgh         PA
CITBA Financial Corp.                   Mooresville        IN
Cornerstone Bancshares Inc.             Chattanooga        TN
Grayson Bankshares Inc.                 Independence       VA
Citizens National Bancorp               Putnam             CT
CNB Corp.                               Cheboygan          MI
New Tripoli Bancorp Inc.                New Tripoli        PA
Parke Bancorp Inc.                      Wash. Township     NJ
BOE Financial Services of VA            Tappahannock       VA
Century Financial Corp.                 Coldwater          MI
Sonoma Valley Bancorp                   Sonoma             CA
Northwest Bancorp.                      Spokane            WA
Bank of South Carolina Corp.            Charleston         SC
Botetourt Bankshares Inc.               Buchanan           VA
Old Forge Bank                          Old Forge          PA
Jonestown Bank and Trust                Jonestown          PA
National Capital Bank                   Washington         DC

                                  EXHIBIT D-2

                             GUIDELINE TRANSACTIONS
               COMPARABLE BANKS FOR SALE OF CONTROL TRANSACTIONS

GROUP 1 TRANSACTIONS

Criteria: Midwest bank sale transactions from January 1, 2004 through June 30, 2005 with seller's assets between $150 million and $500 million and year-to-date ROAA greater than zero percent.

           BUYER                                  SELLER                  SELLER'S STATE
           -----                                  ------                  --------------
Western Illinois Bancshares             Midwest Bank of Western IL              IL
PrivateBancorp Inc.                     Bloomfield Hills Bancorp                MI
Exchange National Bancshares            Bank 10                                 MO
Princeton National Bancorp              Somonauk FSB Bancorp                    IL
City Holding Co.                        Classic Bancshares Inc.                 KY
Sky Financial Group Inc.                Belmont Bancorp.                        OH
Wintrust Financial Corp.                First Northwest Bancorp                 IL
Wintrust Financial Corp.                Antioch Holding Co                      IL
Sky Financial Group Inc.                Prospect Bancshares                     OH
First Defiance Financial                Combanc Inc.                            OH
Wintrust Financial Corp.                Town Bankshares Ltd                     WI
Wintrust Financial Corp.                Northview Financial Corp.               IL
Metropolitan Bank Group                 Citizens Bank Illinois NA               IL
Lincoln Bancorp                         First Shares Bancorp Inc.               IN
Independent Bank Corp.                  Midwest Guaranty Bancorp                MI
First Busey Corp.                       First Capital Bankshares                IL
Forstrom Bancorporation                 First State Agency                      MN

GROUP 2 TRANSACTIONS

Criteria: Bank sale transactions in the U.S. from January 1, 2004 through June 30, 2005 with seller's assets between $150 million and $500 million, year-to-date ROAE of between 8.0% and 16.0% and tangible equity to assets greater than 8.0%.

           BUYER                                  SELLER                  SELLER'S STATE
           -----                                  ------                  --------------
Community Bancorp                       Bank of Commerce                        NV
First Security Group Inc.               Jackson Bank & Trust                    TN
First Community Bancorp                 First American Bank                     CA
Cullen/Frost Bankers Inc.               Horizon Capital Bank                    TX
NewAlliance Bancshares                  Cornerstone Bancorp Inc.                CT
First Citizens Bancorp.                 Summit Financial Corp.                  SC
First National Security Co.             First Community Banking                 AR
Princeton National Bancorp              Somonauk FSB Bancorp Inc.               IL
Capital City Bank Group                 First Alachua Banking                   FL
City Holding Co.                        Classic Bancshares Inc.                 KY
Centennial Bank Holdings                First Mainstreet Financial              CO
Sky Financial Group Inc.                Belmont Bancorp.                        OH
Valley National Bancorp                 Shrewsbury Bancorp                      NJ
South Financial Group Inc.              Pointe Financial Corp.                  FL
BancorpSouth Inc.                       Business Holding Corp                   LA
Sterling Financial Corp.                Pennsylvania St Banking                 PA

         BUYER                                   SELLER                   SELLER'S STATE
         -----                                   ------                   --------------
Columbia Banking System                 Bank of Astoria                         OR
Capital City Bank Group                 Farmers & Merchants Bank                GA
Whitney Holding Corp.                   Madison Bancshares Inc.                 FL
Community Bank System                   First Heritage Bank                     PA

                                PRELIMINARY COPY
                                 REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                COUNTY BANK CORP

                         SPECIAL MEETING OF STOCKHOLDERS
                            __________________, 2005

                                    IMPORTANT

                     Please complete this entire Proxy Card.
          Sign, date and return the attached Proxy Card in the postage paid envelope as soon as possible. Your vote is important, regardless of the number of shares that you own.

     The undersigned stockholder of County Bank Corp (the "Corporation") hereby constitutes and appoints Curt Carter and Laird A. Kellie as the proxy or proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Stockholders of the Corporation to be held at the __________________, Lapeer, Michigan on ____________, 2005, at _________ __.m.,
local time (the "Special Meeting"), all of the shares of the Corporation which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:

1. The amendment of the Corporation's Articles of Incorporation to effect a 1-for-500 reverse stock split, followed immediately by a 500-for-1 forward stock split, of the Corporation's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits, (a) each stockholder owning fewer than 500 shares of common stock of the Corporation immediately before the Stock Splits will receive $55.00 in cash, without interest, for each share owned by such stockholder immediately prior to the Stock Splits, and will no longer be a stockholder of the Corporation; and (b) each share held by a stockholder owning 500 or more shares of common stock of the Corporation immediately prior to the effective time of the Stock Splits will continue to represent one share of common stock of the Corporation after completion of the Stock Splits.

     [ ] FOR                       [ ] AGAINST                       [ ] ABSTAIN

2. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

         IMPORTANT: Please sign and date this proxy on the reverse side.

     Your Board of Directors recommends a vote "FOR" the approval of the amendments to the Corporation's Articles of Incorporation to effect the Stock Splits.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, the shares will be voted "FOR" the approval of the amendments to the Corporation's Articles of Incorporation to effect the Stock Splits.

     All proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Stockholders of the Corporation and of the accompanying Proxy Statement is hereby acknowledged.

     Please sign exactly as your name appears above. When signing as attorney, executors, administrators, trustees, guardians or agents should give their full titles. If shares are held jointly, each holder should sign.


-------------------------------------   ----------------------------------------
Signature                               Signature

Dated: ____________, 2005               Dated: ____________, 2005

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.